Exhibit 2.1

SHARE PURCHASE AGREEMENT

by and between

AMERI100 INC,
as Buyer,

and

AMERI HOLDINGS, INC.,
as Seller

Dated as of January 10, 2020

TABLE OF CONTENTS:

I. PURCHASE OF COMPANY SHARES	2

1.1. Purchase of Company Shares	2
1.2. Consideration for the Purchased Shares	2

II. CLOSING	2

2.1. Closing	2
2.2. Conditions to Obligations of Each Party	2
2.3. Conditions to Obligations of Seller	3
2.4. Conditions to the Obligations of Buyer	3
2.5. Closing Deliveries by Seller	4
2.6. Closing Deliveries by Buyer	5
2.7. Frustration of Conditions	5

III. REPRESENTATIONS AND WARRANTIES OF SELLER	5

3.1. Organization and Qualification	6
3.2. Authorization and Binding Effect; Corporate Documentation	6
3.3. Title to the Purchased Shares	6
3.4. Capitalization	6
3.5. Subsidiaries	7
3.6. Non-Contravention	7
3.7. SEC Filings and Financial Statements	7
3.8. Absence of Liabilities	9
3.9. Absence of Certain Changes	9
3.10. Title to and Sufficiency of Assets	10
3.11. Personal Property	10
3.12. Real Property	10
3.13. Intellectual Property	11
3.14. Compliance with Laws	12
3.15. Permits	12
3.16. Litigation	13
3.17. Contracts	13
3.18. Tax Matters	14
3.19. Environmental Matters	15
3.20. Employee Benefit Plans	15
3.21. Employees and Labor Matters	16
3.22. Insurance	17
3.23. Fairness Opinion	17
3.24. Bank Accounts	17
3.25. Suppliers and Customers	17
3.26. No Brokers	18
3.27. Investment Representations	18
3.28. No Other Representations and Warranties	19

IV. REPRESENTATIONS AND WARRANTIES OF BUYER	19

4.1. Organization and Qualification	19
4.2. Authorization	20
4.3. Non-Contravention	20
4.4. Buyer Preferred Stock	20
4.5. No Brokers	20
4.6. Litigation	20
4.7. Investment Intent	20
4.8. Operations	20
4.9. No Other Representations and Warranties	21

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V. OTHER AGREEMENTS	21

5.1. Further Assurances	21
5.2. Confidentiality	21
5.3. Publicity	21
5.4. Litigation Support	22
5.5. Agreement Regarding Intellectual Property	22
5.6. Release and Covenant Not to Sue	22
5.7. Tax Matters	22
5.8. Pre-Closing Management of the Ameri Companies	23
5.9. Acquisition Proposals	25
5.10. Access to Information	28
5.11. Proxy Statement and Special Meeting	28
5.12. Director and Officer Liability and Insurance	29
5.13. Reorganization	29

VI. INDEMNIFICATION	29

6.1. Survival	29
6.2. Indemnification by Seller	30
6.3. Indemnification by Buyer	30
6.4. Indemnification Procedures	30
6.5. General Indemnification Provisions	31
6.6. Timing of Payment; Right to Set-Off	32
6.7. Knowledge of Buyer	32

VII. TERMINATION	32

7.1. Termination	32
7.2. Effect of Termination	33

VIII. GENERAL PROVISIONS	33

8.1. Expenses	33
8.2. Notices	33
8.3. Severability	34
8.4. Assignment	35
8.5. No Third-Party Beneficiaries	35
8.6. Amendment; Waiver	35
8.7. Entire Agreement	35
8.8. Remedies	35
8.9. Dispute Resolution	36
8.10. Governing Law; Jurisdiction; Waiver of Jury Trial	36
8.11. Interpretation	37
8.12. Mutual Drafting	37
8.13. Counterparts	37
8.14. Attorney-Client Privilege	38

ANNEXES:
I	Definitions

EXHIBITS:
A	Form of Make Whole Letter
B	Form of Buyer Charter Amendment
C	Form of Buyer Bylaw Amendment
D	Form of Buyer Preferred Stock CoD
E	Form of Seller Amended Preferred Stock CoD

-ii-

SHARE PURCHASE AGREEMENT

This SHARE PURCHASE AGREEMENT (this “Agreement”), is made and entered into as of January 10, 2020, by and between Ameri100 Inc, a Delaware corporation (“Buyer”), and AMERI Holdings, Inc., a Delaware corporation (“Seller”).  Buyer and Seller are referred to in this Agreement individually as a “Party” and collectively, as the “Parties”.

RECITALS

WHEREAS, in contemplation of the transactions contemplated by this Agreement, prior to the execution of this Agreement Seller formed Ameri100 Holdco, Inc., a Delaware corporation and wholly-owned subsidiary of Seller (the “Company”);

WHEREAS, after the date hereof, but prior to the consummation of the transactions contemplated by this Agreement, Seller will consummate a reorganization (the “Reorganization”) pursuant to which it will contribute, transfer and convey to the Company all of the issued and outstanding equity interests of the subsidiaries of Seller and otherwise take such other actions as contemplated by Section 5.13 hereof;

WHEREAS, Seller desires to sell and convey to Buyer, and Buyer desires to purchase from Seller, all of the issued and outstanding equity interests of the Company, subject to the terms and conditions set forth herein (the “Purchase” and, together with the other transactions contemplated by this Agreement and the Ancillary Documents, the “Transactions”);

WHEREAS, the board of directors of Seller (the “Seller Board”) has duly formed a special transaction committee of disinterested directors (the “Special Committee”) of the Seller Board to evaluate, negotiate and recommend actions with respect to the Purchase and the other Transactions;

WHEREAS, the Special Committee has (the “Special Committee Approval”) (i) determined that the Purchase and the other Transactions are fair, advisable and in the best interests of Seller and its stockholders, (ii) approved this Agreement, the Ancillary Documents to which Seller is a party or by which it is bound, and the Transactions, and (iii) recommended to the Seller Board that it authorize and approve this Agreement, the Ancillary Documents to which Seller is a party or by which it is bound, and the Transactions (the “Special Committee Recommendation”);

WHEREAS, the Seller Board has (the “Seller Board Approval”) (i) determined that the Purchase and the other Transactions are fair, advisable and in the best interests of Seller and its stockholders, (ii) authorized and approved this Agreement, the Ancillary Documents to which Seller is a party or by which it is bound, the performance by Seller of its obligations hereunder and thereunder and the consummation of the Purchase and the other Transactions and (iii) determined to recommend to Seller’s stockholders the approval and adoption of this Agreement, the Ancillary Documents and the Purchase and the other Transactions (the “Seller Board Recommendation”);

WHEREAS, on or about the date hereof, Seller is entering into an Amalgamation Agreement (as it may be amended, the “Merger Agreement”) with Jay Pharma Inc. and the other parties named therein;

WHERAS, on or about the date hereof, in connection with the Merger Agreement and this Agreement, Seller is entering into certain Exchange Agreements (each, as amended, an “Exchange Agreement”) with certain creditors of Seller and its subsidiaries (each, a “Converted Debt Holder”), pursuant to which upon the execution and delivery of such Exchange Agreement, Seller will issue shares of common stock of Seller to each such Converted Debt Holder in satisfaction of the obligations owed by Seller to each such creditor;

WHEREAS, on or about the date hereof, Buyer entered into certain letter agreements, copies of which are attached as Exhibit A hereto (each, a “Make Whole Letter”), with the Converted Debt Holders in connection with the Exchange Agreements; and

WHEREAS, certain capitalized terms used herein are defined in Annex I.

NOW, THEREFORE, in consideration of the premises set forth above and the respective representations, warranties, covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I
PURCHASE OF COMPANY SHARES

1.1.        Purchase of Company Shares.  At the Closing, and on the terms and subject to all of the conditions of this Agreement, Seller will sell, transfer, assign and convey to Buyer, and Buyer will purchase and accept from Seller, one hundred percent (100%) of the issued and outstanding capital stock of the Company (the “Purchased Shares”), free and clear of any and all Liens.

1.2.        Consideration for the Purchased Shares.  At the Closing, in exchange for the Purchased Shares, Buyer shall issue and deliver to Seller a number of shares of Series A Preferred Stock, par value $0.01 per share, of Buyer (“Buyer Preferred Stock”) having the terms set forth in the Buyer Preferred Stock CoD (as defined below) equal to the sum of (a) 431,333 shares plus (b) an additional number of payable-in-kind shares based on a 2% annual interest rate, compounding quarterly, from January 1, 2020 through and including the Closing Date on the number of shares set forth in clause (a).

ARTICLE II
CLOSING

2.1.        Closing.  The closing of the transactions contemplated by this Agreement (the “Closing”) will take place at the offices of Ellenoff, Grossman & Schole LLP, 1345 Avenue of the Americas, New York, New York 10105, commencing at 10:00 am (New York City time) no later than on the second (2nd) Business Day following full satisfaction or due waiver of all of the closing conditions set forth in ARTICLE II or on such other date as is mutually agreeable to by the Parties.  By mutual agreement of the Parties, the Closing may take place by conference call and facsimile (or other electronic transmission of signature pages) with exchange of original signatures by mail.  The date on which the Closing actually occurs will be referred to as the “Closing Date”.  The Parties agree that to the extent permitted by applicable Law and GAAP, the Closing will be deemed effective as of 11:59 p.m. (New York time) on the Closing Date.

2.2.        Conditions to Obligations of Each Party.  The obligations of each of Buyer and Seller to consummate, or cause to be consummated, the transactions contemplated herein is subject to the satisfaction, or waiver, at or prior to the Closing Date, of the following conditions:

(a)          Injunctions; Illegality.  No Governmental Authority shall have issued, enacted, entered, promulgated or enforced any Law or Order (that has not been vacated, withdrawn or overturned) restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement.

(b)         Governmental Approvals; Consents.  All consents, waivers and approvals from Governmental Entities or third parties, if any, disclosed in Schedule 3.6 of the Seller Disclosure Letter or that are otherwise required to consummate the transactions contemplated hereby shall have expired, been terminated, been made or been obtained.

(c)          Litigation.  There shall not be any pending Action brought by a third-party non-Affiliate to enjoin or otherwise restrict the consummation of the Closing.

(d)          Merger Agreement Closing.  The transactions contemplated by the Merger Agreement shall have been consummated in accordance with the terms thereof simultaneously with the Closing hereunder (or immediately after the Closing hereunder, with the Closing hereunder being contingent upon such consummation).

(e)          Exchange Agreement Closings.  The transactions contemplated by the Exchange Agreements shall have been consummated in accordance with the terms thereof prior to the Closing hereunder.

2.3.        Conditions to Obligations of Seller.  The obligations of Seller to consummate the transactions contemplated under this Agreement are subject to the satisfaction or waiver by Seller, on or prior to the Closing Date, of each of the following conditions:

(a)          Performance.  All of the covenants, obligations and agreements of Buyer to be performed or complied with at or prior to the Closing pursuant to this Agreement shall have been duly performed or complied with in all material respects at or prior to the Closing.

(b)         Representations and Warranties.  The representations and warranties of Buyer contained in ARTICLE IV of this Agreement, without giving effect to any “material”, “materially”, “material adverse effect” or “Material Adverse Effect” qualification contained in such representations and warranties shall be true and correct in all material respects as of the date hereof and as of the Closing Date (except to the extent such representations and warranties specifically related to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date).

(c)          Closing Deliveries.  Buyer shall have delivered or caused to be delivered to Seller the items set forth in Section 2.6.

(d)         Buyer Charter and Bylaws Amendment.  Buyer shall have amended and restated its certificate of incorporation in substantially the form attached as Exhibit B hereto (the “Buyer Charter Amendment”) and its bylaws in substantially the form attached as Exhibit C hereto (the “Buyer Bylaw Amendment”).

(e)         Buyer Preferred Stock Certificate of Designations.  The board of directors of Buyer shall have adopted and filed with the Secretary of State of the State of Delaware a Certificate of Designations of Series A Preferred Stock of Buyer in substantially the form attached as Exhibit D hereto (the “Buyer Preferred Stock CoD”).

(f)          Make Whole Letter.  Each Make Whole Letter shall be in full force and effect as of the Closing.

(g)          Seller Stockholder Approval.  The Seller Stockholder Approval shall have been duly obtained.

2.4.        Conditions to the Obligations of Buyer.  The obligations of Buyer to consummate the transactions contemplated under this Agreement are subject to the satisfaction or waiver by Buyer, on or prior to the Closing Date, of each of the following conditions:

(a)          Performance.  All of the covenants, obligations and agreements covenants of Seller to be performed or complied with at or prior to the Closing pursuant to this Agreement shall have been duly performed or complied with in all material respects at or prior to the Closing.

(b)         Representations and Warranties.  The representations and warranties of Seller contained in ARTICLE III of this Agreement, without giving effect to any “material,” “materially,” “material adverse effect” or “Material Adverse Effect” qualification contained in such representations and warranties, shall be true and correct in each case as of the date hereof and as of the Closing Date (except to the extent such representations and warranties specifically related to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date).

(c)          Closing Deliveries.  Seller shall have delivered or caused to be delivered to Buyer the items set forth in Section 2.5.

(d)          Material Adverse Effect.  Since the date hereof, there shall not have occurred any Material Adverse Effect.

(e)          Seller Stockholder Approval.  The Seller Stockholder Approval shall have been duly obtained.

(f)          Reorganization.  The Reorganization shall have been completed and be in form and substance reasonably acceptable to Buyer.

(g)          Seller Preferred Stock Certificate of Designations.  The holders of Seller’s 9.00% Series A Cumulative Preferred Stock, par value $0.01 per share (the “Seller Series A Preferred Stock”), shall have approved, and Seller shall have filed with the Secretary of State of the State of Delaware, a Second Amended and Restated Certificate of Designation of Rights and Preferences of 9.00% Series A Cumulative Preferred Stock of Seller in substantially the form attached as Exhibit E hereto (the “Seller Amended Preferred Stock CoD”).

2.5.        Closing Deliveries by Seller.  At or prior to the Closing, Seller will deliver or cause to be delivered to Buyer the following, each in form and substance reasonably acceptable to Buyer:

(a)          original stock certificates representing all of the Purchased Shares, with a duly executed stock power, or powers of attorney duly executed and in a form reasonably acceptable to Buyer necessary to transfer the Purchased Shares to Buyer on the books and records of the Company;

(b)          the books and records of the Ameri Companies;

(c)         a good standing certificate for each Ameri Company certified as of a date no later than thirty (30) days prior to the Closing Date from the proper Governmental Authority in its jurisdiction of organization and each other jurisdiction in which such each Ameri Company is qualified to do business as a foreign entity as of the Closing;

(d)         a certificate from Seller’s secretary certifying to (A) copies of Seller’s Governing Documents as in effect as of the Closing, (B) the resolutions of the Seller Board authorizing the execution, delivery and performance of this Agreement and each of the Ancillary Documents to which Seller is a party or by which it is bound, the transfer of the Purchased Shares from Seller to Buyer, and the consummation of each of the transactions contemplated hereby and thereby, and (C) the incumbency of officers authorized to execute this Agreement or any Ancillary Document to which Seller is or is required to be a party or by which Seller is or is required to be bound;

(e)          resignations effective immediately upon the Closing of any directors and officers of the Ameri Companies in their capacities as directors and/or officers, as requested by Buyer;

(f)          suitable documentation to add any additional employees of Buyer or its Affiliates as signatories to the Bank Accounts of the Ameri Companies set forth on Schedule 3.24, as prescribed by Buyer;

(g)          evidence reasonably acceptable to Buyer that the transactions contemplated by the Merger Agreement and the Exchange Agreements have been consummated in accordance with their terms; and

(h)          such other documents, instruments and agreements as Buyer may reasonably request, which shall be in form and substance satisfactory to Buyer.

2.6.        Closing Deliveries by Buyer.  At or prior to the Closing, Buyer will deliver or cause to be delivered to Seller the following, each in form and substance reasonably acceptable to Seller:

(a)          evidence reasonably satisfactory to the Seller that the Buyer Preferred Stock to be delivered at the Closing has been duly issued to Seller and that Seller is reflected as the owner thereof on the books and record of Buyer;

(b)          a good standing certificate for the Buyer certified as of a date no later than thirty (30) days prior to the Closing Date from the proper Governmental Authority in its jurisdiction of organization; and

(c)          a certificate from Buyer’s secretary certifying to (A) copies of Buyer’s Governing Documents as in effect as of the Closing, (B) the resolutions of the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement and each of the Ancillary Documents to which Buyer is a party or by which it is bound, the acquisition of the Purchased Shares by Buyer from Seller, and the consummation of each of the transactions contemplated hereby and thereby, and (C) the incumbency of officers authorized to execute this Agreement or any Ancillary Document to which Buyer is or is required to be a party or by which Seller is or is required to be bound.

2.7.        Frustration of Conditions.  Notwithstanding anything contained herein to the contrary, no Party may rely on the failure of any condition set forth in this ARTICLE II to be satisfied if such failure was caused by the failure of such Party or its Affiliates to comply with or perform any of its covenants or obligations set forth in this Agreement.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer that the statements contained in this ARTICLE III, and the information in the Seller Disclosure Letter, are true and correct as of the date of this Agreement and as of the Closing Date, except as disclosed by Seller in (i) the disclosure letter (the “Seller Disclosure Letter”) delivered by Seller to Buyer concurrently with the execution of this Agreement, which Seller Disclosure Letter identifies items of disclosure by reference to a particular section or subsection of this Agreement (it being understood and agreed that any information set forth in one section or subsection of the Seller Disclosure Letter also shall be deemed to apply to each other section and subsection of this Agreement to which its applicability is reasonably apparent from the text of the disclosure), or (ii) the SEC Reports that were available at least one Business Day prior to the date hereof on the SEC’s website through EDGAR (other than disclosures in the “Risk Factors” or “Cautionary Note Regarding Forward-Looking Statements” sections of such reports and other disclosures that are generally cautionary, predictive or forward-looking in nature).

3.1.        Organization and Qualification.  Each Ameri Company is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it was organized and has full power and authority to own the assets owned by it and conduct its business as and where it is being conducted by it.  Each Ameri Company is duly licensed or qualified to do business, and is in good standing as a foreign entity, in all jurisdictions in which its assets or the operation of its business makes such licensing or qualification necessary, all of which jurisdictions are listed on Schedule 3.1 of the Seller Disclosure Letter.  Each Ameri Company has all requisite power and authority to own, lease or use, as the case may be, its properties and business.  During the past five (5) years, no Ameri Company has been known by or used any corporate, fictitious or other name in the conduct of its business or in connection with the use or operation of its assets.  Schedule 3.1 of the Seller Disclosure Letter lists all current directors and officers of each Ameri Company, showing each such Person’s name and positions.

3.2.       Authorization and Binding Effect; Corporate Documentation.  Subject to obtaining the Seller Stockholder Approval, Seller has full power and authority to enter into this Agreement and the Ancillary Documents to which it is or is required to be a party and to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder.  The Seller has received the Special Committee Approval and the Seller Board Approval, and the Special Committee has made the Special Committee Recommendation and the Seller Board has made the Seller Board Recommendation.  Subject to obtaining the Seller Stockholder Approval, the execution and delivery of this Agreement and the Ancillary Documents to which Seller is or is required to be a party, the performance by Seller of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of Seller.  Each of this Agreement and each Ancillary Document to which Seller is or is required to be a party has been duly executed and delivered by Seller and constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as the enforceability thereof may be limited by the Enforceability Exceptions.  The copies of the Governing Documents of each Ameri Company, as amended to date, copies of which have heretofore been delivered to Buyer, are true, complete and correct copies of the Governing Documents of such Ameri Company, as amended through and in effect on the date hereof.  The minute books and records of the proceedings of each Ameri Company, copies of which have been delivered to Buyer, are true, correct and complete in all material respects.

3.3.       Title to the Purchased Shares.  Seller owns good, valid and marketable title to the Purchased Shares, free and clear of any and all Liens, and upon delivery of the Purchased Shares to Buyer on the Closing Date in accordance with this Agreement, the entire legal and beneficial interest in the Purchased Shares and good, valid and marketable title to the Purchased Shares, free and clear of all Liens (other than those imposed by applicable securities Laws or those incurred by Buyer), will pass to Buyer.

3.4.        Capitalization. Prior to giving effect to the transactions contemplated by this Agreement, Seller is the legal, beneficial and record owner of all of the issued and outstanding equity interests of the Company, with Seller owning the equity interests in the Company set forth on Schedule 3.4 of the Seller Disclosure Letter.  The Purchased Shares to be delivered by Seller to Buyer constitute all of the issued and outstanding equity interests of the Company.  All of the issued and outstanding equity interests of the Company (i) have been duly and validly issued, (ii) are fully paid and non-assessable (to the extent applicable) and (iii) were not issued in violation of any preemptive rights or rights of first refusal or first offer.  There are no issued or outstanding options, warrants or other rights to subscribe for or purchase any equity interests of the Company or securities convertible into or exchangeable for, or that otherwise confer on the holder any right to acquire any equity securities of the Company, or preemptive rights or rights of first refusal or first offer with respect to the equity securities of the Company, nor are there any Contracts, commitments, understandings, arrangements or restrictions to which Seller is a party or bound relating to any equity securities of the Company, whether or not outstanding.  There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Company, nor are there any voting trusts, proxies, shareholder agreements or any other agreements or understandings with respect to the voting of the equity securities of the Company.  All of the equity securities of the Company have been granted, offered, sold and issued in compliance with all applicable corporate and securities Laws.

3.5.        Subsidiaries.  Schedule 3.5 of the Seller Disclosure Letter sets forth the name of each Subsidiary of Seller, and with respect to each such Subsidiary (a) its jurisdiction of organization, (b) its authorized capital stock or other equity interests (if applicable), (c) the number of issued and outstanding shares of capital stock or other equity interests and the record holders and beneficial owners thereof and (d) its Tax election to be treated as a corporate or a disregarded entity under the Code and any state or applicable non-U.S. Tax laws, if any.  All of the outstanding equity securities of each Subsidiary of Seller are duly authorized and validly issued, were offered, sold and delivered in compliance with all applicable Laws governing the issuance of securities and are fully paid and non-assessable.  All of the outstanding equity securities of each Subsidiary of Seller are owned, (i) as of the date of this Agreement, by one or more of Seller or its Subsidiaries, and (ii) as of the Closing, upon the consummation of the Reorganization, by one or more of the Company or its Subsidiaries, in each case of clauses (i) and (ii) free and clear of all Liens (other than those, if any, imposed by such Subsidiary’s Governing Documents and applicable securities Laws).  There are no Contracts to which the Seller or any Ameri Company or any of their respective Affiliates is a party or bound with respect to the voting (including voting trusts or proxies) of the equity interests of any Ameri Company other than the Governing Documents of such Ameri Company.  There are no outstanding or authorized options, warrants, rights, agreements, subscriptions, convertible securities or commitments to which any Ameri Company is a party or which are binding upon any Ameri Company providing for the issuance or redemption of any equity interests of any Ameri Company.  There are no outstanding equity appreciation, phantom equity, profit participation or similar rights granted by any Ameri Company.  No Ameri Company owns or has any rights to acquire, directly or indirectly, any capital stock or other equity interests of any Person.  No Ameri Company is a participant in any joint venture, partnership or similar arrangement.  There are no outstanding contractual obligations of any Ameri Company to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

3.6.       Non-Contravention.  Neither the execution, delivery and performance of this Agreement or any Ancillary Documents by Seller, nor the consummation of the transactions contemplated hereby or thereby, will (a) violate or conflict with, any provision of the Governing Documents of any Ameri Company, (b) violate or conflict with any Law or Order to which any Ameri Company or Seller, their respective assets or the Purchased Shares are bound or subject, (c) with or without giving notice or the lapse of time or both, breach or conflict with, constitute or create a default under, or give rise to any right of termination, cancellation or acceleration of any obligation or result in a loss of a material benefit under, or give rise to any obligation of any Ameri Company or Seller to make any payment under, or to the increased, additional, accelerated or guaranteed rights or entitlements of any Person under, any of the terms, conditions or provisions of any Contract, agreement, or other commitment to which Seller or any Ameri Company is a party or by which Seller or any Ameri Company, their respective assets or the Purchased Shares may be bound, (d) result in the imposition of a Lien (other than a Permitted Lien) on any Purchased Shares or any assets of any Ameri Company or (e) require any filing with, or Permit, consent or approval of, or the giving of any notice to, any Governmental Authority or other Person.

3.7.        SEC Filings and Financial Statements.

(a)          Seller has timely filed all forms, reports, schedules, statements, registration statements, prospectuses and other documents required to be filed or furnished by Seller with the SEC under the Securities Act and/or the Exchange Act, together with any amendments, restatements or supplements thereto. Except to the extent available on the SEC’s website through EDGAR, Seller has delivered to Buyer copies in the form filed with the SEC of all of the following: (i) Seller’s annual reports on Form 10-K for each fiscal year of Seller beginning with the first year Seller was required to file such a form, (ii) Seller’s quarterly reports on Form 10-Q for each fiscal quarter that Seller filed such reports to disclose its quarterly financial results in each of the fiscal years of Seller referred to in clause (i) above, (iii) all other forms, reports, registration statements, prospectuses and other documents (other than preliminary materials) filed by Seller with the SEC since the beginning of the first fiscal year referred to in clause (i) above (the forms, reports, registration statements, prospectuses and other documents referred to in clauses (i) and (ii) above and this clause (iii), whether or not available through EDGAR, collectively, the “SEC Reports”) and (iv) all certifications and statements required by (A) Rules 13a-14 or 15d-14 under the Exchange Act, and (B) 18 U.S.C. §1350 (Section 906 of SOX) with respect to any report referred to in clause (i) above (collectively, the “Public Certifications”).  The SEC Reports (x) were prepared in all material respects in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder and (y) did not, as of their respective effective dates (in the case of SEC Reports that are registration statements filed pursuant to the requirements of the Securities Act) and at the time they were filed with the SEC (in the case of all other SEC Reports) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. As of the date hereof, there are no material outstanding or unresolved comments in comment letters from the SEC staff with respect to Seller or the SEC Reports. As of the date hereof, (i) none of the SEC Reports is the subject of ongoing SEC review or outstanding SEC comments and (ii) neither the SEC nor any other Governmental Authority is conducting any investigation or review of any SEC Report. The Public Certifications are each true as of their respective dates of filing. As used in this Section 3.7, the term “file” shall be broadly construed to include any manner permitted by SEC rules and regulations in which a document or information is furnished, supplied or otherwise made available to the SEC.

(b)         The consolidated financial statements and notes of Seller contained or incorporated by reference in the SEC Reports (the “Seller Financials”), fairly present in all material respects the financial position and the results of operations, changes in shareholders’ equity, and cash flows of Seller at the respective dates of and, for the periods referred to in such financial statements, all in accordance with (i) GAAP methodologies applied on a consistent basis throughout the periods involved and (ii) Regulation S-X or Regulation S-K, as applicable (except as may be indicated in the notes thereto and for the omission of notes and audit adjustments in the case of unaudited quarterly financial statements to the extent permitted by Regulation S-X or Regulation S-K, as applicable).

(c)          Seller has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 and paragraph (e) of Rule 15d-15 under the Exchange Act) as required by Rules 13a-15 and 15d-15 under the Exchange Act. Seller’s disclosure controls and procedures are designed to ensure that all information (both financial and non-financial) required to be disclosed by Seller in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to Seller’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Seller’s management has completed an assessment of the effectiveness of Seller’s disclosure controls and procedures and, to the extent required by applicable Law, presented in any applicable SEC Report, or any amendment thereto, its conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation. Based on Seller’s management’s most recently completed evaluation of Seller’s internal control over financial reporting, (i) Seller had no significant deficiencies or material weaknesses in the design or operation of its internal control over financial reporting that would reasonably be expected to adversely affect Seller’s ability to record, process, summarize and report financial information and (ii) Seller does not have knowledge of any fraud, whether or not material, that involves management or other employees who have a significant role in Seller’s internal control over financial reporting.

(d)          Except as and to the extent reflected or reserved against in the Seller Financials, Seller has not incurred any Liabilities or obligations of the type required to be reflected on a balance sheet in accordance with GAAP that are not adequately reflected or reserved on or provided for in the Seller Financials, other than Liabilities incurred in the Ordinary Course of Business since the date of the last Seller Financials.

3.8.        Absence of Liabilities.

(a)          Neither Seller nor any Ameri Company has any Liabilities except (a) Liabilities that are accrued and reflected in the Seller Financials as of December 31, 2018, (b) Liabilities that are listed on Schedule 3.8 of the Seller Disclosure Letter or in the SEC Reports, (c) immaterial Liabilities that have arisen in the Ordinary Course of Business (other than liabilities for breach of any Contract or violation of any Law) since December 31, 2018 and (d) obligations to be performed after the date hereof under any Contracts which are disclosed in the Seller Disclosure Letter or in the SEC Reports.

(b)          The Ameri Companies have no outstanding Indebtedness.  Seller shall be responsible for all Transaction Expenses incurred by Seller and the Ameri Companies in connection with the transactions contemplated under this Agreement, and the Ameri Companies shall have no liability for any Transaction Expenses.  Seller and the Ameri Companies have not incurred any liability or obligation for any Transaction Bonus (including any liability for any Taxes associated therewith) except as set forth in Section 3.8(b) of the Seller Disclosure Letter, which identifies each party entitled to receive a Transaction Bonus, the amount thereof and any liability for Taxes associated therewith.  Prior to the Closing, Seller shall pay or shall have caused each Ameri Company to pay and satisfy in full all liabilities and obligations arising out of or related to each Transaction Bonus, if any, including any liability for Taxes associated therewith.

3.9.       Absence of Certain Changes.  Since December 31, 2018:  (a) each Ameri Company has conducted its business only in the Ordinary Course of Business, and (b) there has not been any change in or development with respect to such Ameri Company’s business, operations, condition (financial or otherwise), results of operations, prospects, assets or Liabilities, except for changes and developments which have not had, and are not likely to have to have a Material Adverse Effect.  Without limiting the foregoing, since December 31, 2018, no Ameri Company has: (i) suffered any loss, damage, destruction or other casualty in excess of $100,000 in the aggregate, whether or not covered by insurance; (ii) incurred, assumed or become subject to, whether directly or by way of guarantee or otherwise, any Liability in excess of $500,000 except for trade or business obligations incurred in the Ordinary Course of Business in connection with the purchase of goods and services; (iii) sold, transferred, leased or otherwise disposed of any material assets (other than in the Ordinary Course of Business) or permitted or allowed any of its material assets to be subject to any Lien (other than the Permitted Liens); (iv) instituted, settled or agreed to settle any Action before any Governmental Authority; (v) entered into or terminated any material transaction or Contract other than in the Ordinary Course of Business; (vi) instituted any increase in the compensation payable to any of their employees or under any Benefit Plan other than in the Ordinary Course of Business, or as otherwise required by law or Contract, or adopted any new Benefit Plans; (vii) made any capital expenditure or commitment therefore for additions to its property, facilities or equipment outside of the Ordinary Course of Business; (viii) made any change in any method of its accounting or accounting practices or any change in its depreciation or amortization policies or rates theretofore adopted or revalued any of its assets; or (ix) agreed or committed, whether in writing or otherwise, to take any action described in this Section 3.9.

3.10.      Title to and Sufficiency of Assets.  Each Ameri Company has good and marketable title to all of its assets, free and clear of all Liens other than Permitted Liens.  The assets of each Ameri Company constitute all of the material assets, rights and properties that are used in the operation of such Ameri Company’s business as it is now conducted and presently proposed to be conducted or that are used or held by such Ameri Company for use in the operation of such Ameri Company’s business, and taken together, are adequate and sufficient for the operation of such Ameri Company’s business as currently conducted and as presently proposed to be conducted.  Immediately following the Closing, all of the assets of each Ameri Company will be owned, leased or available for use by such Ameri Company on terms and conditions substantially identical to those under which, immediately prior to the Closing, such Ameri Company owns, leases, uses or holds available for use such assets.

3.11.      Personal Property.   All items of Personal Property of each Ameri Company are in good operating condition and repair (reasonable wear and tear excepted consistent with the age of such items), and are suitable for their intended use in such Ameri Company’s business.  Schedule 3.11 of the Seller Disclosure Letter contains an accurate and complete list and description of leases in respect of the Personal Property (collectively, the “Personal Property Leases”).  The Personal Property Leases are valid, binding and enforceable in accordance with their terms and are in full force and effect.  With respect to the Personal Property Leases, there are no existing defaults under the applicable lease by any Ameri Company or, to the Knowledge of Seller, any other party thereto, and no event of default on the part of any Ameri Company or, to the Knowledge of Seller, on the part of any other party thereto has occurred which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a default thereunder.  Seller has delivered to Buyer true and correct copies of the Personal Property Leases (along with any amendments thereto).

3.12.     Real Property.  The SEC Reports contain a complete and accurate list of all premises leased or subleased or otherwise used or occupied by each Ameri Company (the “Leased Premises”), and of all leases, lease guarantees, agreements and documents related thereto, including all amendments, terminations and modifications thereof (collectively, the “Leases”), as well as the current annual rent and term under each Lease.  Seller has provided to Buyer a true and complete copy of each of the Leases, and in the case of any oral Lease, a written summary of the material terms of such Lease.  Subject to the Enforceability Exceptions, the Leases are valid, binding and enforceable in accordance with their terms and are in full force and effect.  No event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default on the part of any Ameri Company under any Lease.  To the Knowledge of Seller, no event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default by any other party under any Lease, and no Ameri Company has received notice of any such condition.  No Ameri Company has waived any rights under any Lease which would be in effect at or after the Closing.  The Ameri Companies are in quiet possession of the Leased Premises.  All leasehold improvements and fixtures located on the Leased Premises are (i) to the Knowledge of Seller, structurally sound with no material defects, (ii) in good operating condition and repair, subject to ordinary wear and tear, (iii) not in need of maintenance or repair except for ordinary routine maintenance and repair, (iv) in conformity in all material respects with all applicable Laws relating thereto currently in effect and (v) are located entirely on the Leased Premises.  No Ameri Company has ever owned any real property or any interest in real property (other than the leasehold interests in the Leases).

3.13.      Intellectual Property.

(a)          Schedule 3.13(a) of the Seller Disclosure Letter sets forth a true and complete list of:  (i) all registrations of Intellectual Property (and applications therefor) owned by an Ameri Company or otherwise used or held for use by an Ameri Company in which an Ameri Company is the owner or applicant, specifying as to each item, as applicable: (A)  the title, (B) the owner, (C) the jurisdictions in which the item is issued or registered or in which an application for issuance or registration has been filed and the status of each such registration or application, and (D) the issuance, registration or application numbers and dates; and (ii) all unregistered material Intellectual Property that is owned by an Ameri Company (clauses (i) and (ii), collectively, “Owned IP”).  All registered Owned IP has been duly registered with, filed in, issued by or applied for with, as the case may be, the United States Patent and Trademark Office or such other appropriate filing offices, domestic or foreign, and all such registrations, filings, issuances, applications and other actions remain valid, in full force and effect, and are current, not abandoned and not expired along with all applicable maintenance fees having been paid, in each case, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)          Schedule 3.13(b) of the Seller Disclosure Letter sets forth a true and complete list of all material Software developed in whole or in part by or on behalf of an Ameri Company (collectively, “Company Software”).  Except for “shrink wrapped” or “off-the-shelf” software that is generally available to the public for use for a license of $50,000 or less (“Shrink Wrapped Software”), the Company Software is the only computer software that is used or held for use by or otherwise material to any Ameri Company’s businesses.

(c)          Schedule 3.13(c) of the Seller Disclosure Letter sets forth a true and complete list of all licenses, sublicenses and other agreements pertaining to Intellectual Property and Company Software to which an Ameri Company is a party or bound (other than Shrink Wrapped Software) (collectively, “Licensed IP”).

(d)          Each Ameri Company’s ownership and use in the Ordinary Course of Business of the Owned IP, Company Software and, to the Knowledge of Seller, Licensed IP do not infringe upon or misappropriate the valid Intellectual Property rights of any third party.  Each Ameri Company is the owner of the entire and unencumbered right, title and interest in and to each item of Owned IP and Company Software, and the Ameri Companies are entitled to use, and are using in their respective businesses, the Owned IP, Company Software and Licensed IP in the Ordinary Course of Business, in each case, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(e)          The Owned IP, Company Software and the Licensed IP include all of the material Intellectual Property used in the ordinary day-to-day conduct of each Ameri Company’s business except for Shrink Wrapped Software, and there are no other items of Intellectual Property that are material to such ordinary day-to-day conduct of business.

(f)          No Actions have been asserted against any Ameri Company and are not disposed of, or are pending or, to the Knowledge of Seller, threatened against any Ameri Company: (i)  alleging that an Ameri Company’s products or services provided by an Ameri Company infringe upon or misappropriate any Intellectual Property right of any third party; (ii) challenging an Ameri Company’s ownership of the Owned IP, Company Software or use of any Licensed IP; or (iii) challenging the validity of the Owned IP, Company Software or Licensed IP.  To the Knowledge of Seller, no Person is engaged in any activity that infringes upon the Owned IP, the Licensed IP or Company Software.  Except as disclosed in Schedule 3.13(f) of the Seller Disclosure Letter, the consummation of the transactions contemplated by this Agreement will not result in the termination or impairment of any of the Owned IP, Licensed IP or Company Software.

(g)          Seller has delivered to Buyer correct and complete copies of all Contracts concerning Licensed IP scheduled in Schedule 3.13(c) of the Seller Disclosure Letter.  With respect to each such Contract, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) no Ameri Company has (A) received any written notice of termination or cancellation under such Contract, (B) received any written notice of a breach or default under such Contract, which breach has not been cured, or (C) granted to any other third party any rights, adverse or otherwise, under such Contract that would constitute a breach of such Contract; and (ii) no Ameri Company nor, to the Knowledge of Seller, any other party to such Contract is in breach or default in any material respect under such Contract and, no event has occurred that, with notice or lapse of time would constitute such a breach or default or permit termination, modification or acceleration under such Contract.

(h)          Each Ameri Company has the right to use all Software development tools, processing tools, library functions, compilers and other third party Software, source code, object code and documentation that is material to such Ameri Company’s business or that is required to operate or modify the Company Software.  No Ameri Company has embedded any Software code in the Company Software or the Licensed IP that: (i) contains, or is derived in any manner (in whole or in part) from, any software that is distributed as free software, open source software, shareware (e.g., Linux), or similar licensing or distribution models; and (ii) is subject to any agreement with terms requiring that such software code be disclosed, distributed or licensed for the purpose of making derivative works, and/or redistributable.

(i)          Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) there has been no misappropriation of any Trade Secrets or other material confidential Intellectual Property of any Ameri Company, to the Knowledge of Seller, by any other Person; and (ii) no current or former employee, independent contractor or agent of an Ameri Company is in default or breach of any term of any employment agreement, non-disclosure agreement, assignment of invention agreement, work-for-hire agreement, non-compete obligation or similar agreement or contract relating in any way to the protection, ownership, development, use or transfer of Intellectual Property.  All Owned IP and Company Software was developed under a valid assignment of invention agreement, work-for-hire agreement or similar Contract.

(j)          Except in each case as would not have a Material Adverse Effect, each Ameri Company’s collection, storage, use and dissemination of personally identifiable information in connection with its businesses has been conducted in accordance with all applicable Laws relating to privacy, data security and data protection that are binding on such Ameri Company and all applicable privacy policies adopted by or on behalf of such Ameri Company.

3.14.     Compliance with Laws.  Each Ameri Company is in compliance with, and has complied, in all material respects with all Laws and Orders applicable to such Ameri Company, its assets, employees or business or the Purchased Shares.  None of the operation, activity, conduct and transactions of any Ameri Company or the ownership, operation, use or possession of its assets or the employment of its employees materially violates, or with or without the giving of notice or passage of time, or both, will materially violate, conflict with or result in a material default, right to accelerate or loss of rights under, any terms or provisions of any Lien, Contract or any Law or Order to which any Ameri Company is a party or by which any Ameri Company or its assets, business or employees or the Purchased Shares may be bound or affected.  Neither Seller nor any Ameri Company has received any written or, to the Knowledge of Seller, oral notice of any actual or alleged violation of or non-compliance with applicable Laws by an Ameri Company.

3.15.     Permits.  Each Ameri Company owns or possesses all right, title and interest in all Permits required to own its assets and conduct its business as now being conducted and as presently proposed to be conducted, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  All material Permits of each Ameri Company are listed on Schedule 3.15 of the Seller Disclosure Letter and are valid and in full force and effect, and Ameri Companies are in compliance in all material respects with the terms and conditions of all Permits.  No loss, revocation, cancellation, suspension, termination or expiration of any Permit is pending or, to the Knowledge of Seller, threatened from an authorized representative of a Governmental Agency other than expiration or termination in accordance with the terms thereof.  No Ameri Company has received any written or, to the Knowledge of Seller, oral notice from any Governmental Authority of any actual or alleged violation or non-compliance regarding any such Permit.

3.16.      Litigation.  There is no (a) Action of any nature pending or, to the Knowledge of Seller, threatened, nor is there any reasonable basis for any Action to be made, or (b) Order now pending or previously rendered by a Governmental Authority, in either case of clauses (a) or (b), by or against any Ameri Company, any of their respective current or former directors, officers or equity holders (provided, that any such litigation involving the directors, officers or equity holders of an Ameri Company must be related to such Ameri Company’s business or assets or the Purchased Shares), business or assets or the Purchased Shares.  The Actions listed on Schedule 3.16 of the Seller Disclosure Letter, (i) are fully covered (subject to deductibles) under the insurance policies of the Ameri Companies and (ii) if finally determined adverse to any Ameri Company, will not have, either individually or in the aggregate, a Material Adverse Effect.  During the past five (5) years, no Ameri Company’s current or former officers, senior management or directors have been convicted of any felony or any crime involving fraud.  No Ameri Company has any material Action pending against any other Person.

3.17.      Contracts.

(a)          Schedule 3.17(a) of the Seller Disclosure Letter contains a complete, current and correct list of all of the following types of Contracts (including oral Contracts) to which an Ameri Company is a party, by which any of its properties or assets are bound, or under which an Ameri Company otherwise has material obligations, with each such responsive Contract identified by each corresponding category (i) – (ix) below: (i) any Contract with any Top Customer or Top Supplier; (ii) any Contract or group of related Contracts which involve expenditures or receipts by the Ameri Companies that require payments or yield receipts of more than $100,000 in any twelve (12) month period or more than $100,000 in the aggregate; (iii) any power of attorney; (iv) any partnership, joint venture, profit-sharing or similar agreement entered into with any Person; (v) all Contracts relating to any merger, consolidation or other business combination with any other Person or the acquisition or disposition of any other entity or its business, its equity securities or its material assets or the sale of an Ameri Company, its business, its equity securities or its material assets (other than in the Ordinary Course of Business); (vi) any loan agreement, agreement of indebtedness, credit, note, security agreement, guarantee, mortgage, indenture or other document relating to Indebtedness, borrowing of money or extension of credit by or to an Ameri Company in excess of $100,000; (vii) any material settlement agreement entered into within three (3) years prior to the date of this Agreement or under which an Ameri Company has outstanding obligations (other than customary obligations of confidentiality); (viii) any Contract granting, licensing, sublicensing or otherwise transferring any Intellectual Property of an Ameri Company other than licenses of an Ameri Company’s Intellectual Property included in such Ameri Company’s form customer agreements entered into in the Ordinary Course of Business; or (ix) any agreement entered into outside the Ordinary Course of Business and presently in effect, involving payment to or obligations of in excess of $100,000 or otherwise material to an Ameri Company, not otherwise described in this Section 3.17(a).

(b)         Except as set forth on Schedule 3.17(b) of the Seller Disclosure Letter, no Ameri Company is a party to or bound by any Contract containing any covenant (i) limiting in any respect the right of any Ameri Company or its Affiliates to engage in any line of business, to make use of any of its Intellectual Property or compete with any Person in any line of business or in any geographic region, (ii) imposing non-solicitation restrictions on any Ameri Company or its Affiliates, (iii) granting to the other party any exclusivity or similar provisions or rights, including any covenant by an Ameri Company that includes an organizational conflict of interest prohibition, restriction, representation, warranty or notice provision or any other restriction on future contracting, (iv) providing “most favored customers” or other preferential pricing terms for the services of any Ameri Company or its Affiliates, or (v) otherwise limiting or restricting the right of an Ameri Company to sell or distribute any Intellectual Property of any Ameri Company or to purchase or otherwise obtain any software or Intellectual Property license.

(c)        All of the Contracts to which any Ameri Company is a party, by which any of its properties or assets are bound, or under which any Ameri Company otherwise has material obligations are in full force and effect, and are valid, binding, and enforceable in accordance with their terms, subject to performance by the other party or parties to such Contract, except as the enforceability thereof may be limited by the Enforceability Exceptions.  There exists no breach, default or violation on the part of an Ameri Company or, to the Knowledge of Seller, on the part of any other party to any such Contract nor has any Ameri Company received written or, to the Knowledge of Seller, oral notice of any breach, default or violation.  No Ameri Company has received notice of an intention by any party to any such Contract that provides for a continuing obligation by any party thereto on the date hereof to terminate such Contract or amend the terms thereof, other than modifications in the Ordinary Course of Business that do not adversely affect any Ameri Company.  No Ameri Company has waived any rights under any such Contract.  To the Knowledge of Seller, no event has occurred which either entitles, or would, with notice or lapse of time or both, entitle any party to any such Contract to declare breach, default or violation under any such Contract or to accelerate, or which does accelerate, the maturity of any Indebtedness of any Ameri Company under any such Contract.

3.18.     Tax Matters.  Except as set forth on Schedule 3.18 of the Seller Disclosure Letter: (i) each Ameri Company has timely filed all Tax Returns required to have been filed by it; (ii) all such Tax Returns are accurate and complete in all material respects; (iii) each Ameri Company has paid all Taxes owed by it which were due and payable (whether or not shown on any Tax Return); (iv) the charges, accruals and reserves with respect to Taxes included within the Seller Financials are accurate in all material respects; (v) each Ameri Company has complied with all applicable Laws relating to Tax; (vi) no Ameri Company is currently the beneficiary of any extension of time within which to file any Tax Return; (vii) there is no current Action against any Ameri Company by a Governmental Authority in a jurisdiction where such Ameri Company does not file Tax Returns that such Ameri Company is or may be subject to taxation by that jurisdiction; (viii) there are no pending or ongoing audits or assessments of an Ameri Company’s Tax Returns by a Governmental Authority; (ix) no Ameri Company has requested or received any ruling from, or signed any binding agreement with, any Governmental Authority, that would apply to any Tax periods ending after the Closing Date; (x) there are no Liens on any of the assets of an Ameri Company that arose in connection with any failure (or alleged failure) to pay any Tax; (xi) no unpaid Tax deficiency has been asserted in writing against or with respect to any Ameri Company by any Governmental Authority which Tax remains unpaid; (xii) each Ameri Company has collected or withheld all Taxes currently required to be collected or withheld by it, and all such Taxes have been paid to the appropriate Governmental Authorities or set aside in appropriate accounts for future payment when due; (xiii) no Ameri Company has granted or is subject to, any waiver of the period of limitations for the assessment of Tax for any currently open taxable period; (xiv) no Ameri Company is a party to any Tax allocation, sharing or indemnity agreement or otherwise has any potential or actual material Liability for the Taxes of another Person, whether by applicable Tax Law, as a transferee or successor or by contract, indemnity or otherwise; (xv) there is no arrangement exists pursuant to which an Ameri Company or Buyer will be required to “gross up” or otherwise compensate any Person because of the imposition of any Tax on a payment to such Person; (xvi) no Ameri Company has taken any action not in accordance with past practice that would have the effect of deferring a measure of Tax from a period (or portion thereof) ending on or before the Closing Date to a period (or portion thereof) beginning after the Closing Date; (xvii) each Ameri Company is materially in compliance with the terms and conditions of any applicable Tax exemptions, Tax agreements or Tax orders of any Taxing Authority to which it may be subject or which it may have claimed, and the transactions contemplated by this Agreement will not have any material and adverse effect on such compliance; (xviii) no written power of attorney which is currently in force has been granted by or with respect to an Ameri Company with respect to any matter relating to Taxes; and (xviii) there has not been any change in Tax accounting method by any Ameri Company and no Ameri Company has received a ruling from, or signed an agreement with, any Taxing Authority that would reasonably be expected to have a material impact on Taxes of any Ameri Company or the equity owners of the Company following the Closing.

3.19.     Environmental Matters.  Each Ameri Company has complied in all respects with all applicable Environmental Laws, and no Ameri Company has received notice of any Actions pending or threatened against any Ameri Company or is assets (including the Leased Premises) relating to applicable Environmental Laws, Environmental Permits or Environmental Conditions.  No Ameri Company has any environmental audits, environmental assessments, reports, sampling results, correspondence with Governmental Authorities or other environmental documents relating to an Ameri Company’s past or current properties, facilities or operation.  There are no Hazardous Materials that are being stored or are otherwise present on, under or about the Leased Premises, or, to the Knowledge of Seller, any real property formerly owned, leased or operated by any Ameri Company.  No Ameri Company has disposed of, or arranged to dispose of, Hazardous Materials at a disposal facility in a manner or to a location that has resulted or will result in liability to any Ameri Company under or relating to Environmental Laws.  No Ameri Company has assumed, contractually or by operation of Law, any liabilities or obligations under any Environmental Laws.  No Ameri Company has operated any above-ground or underground tanks, drum storage areas, disposal sites, or landfills, or created any Environmental Conditions at the Leased Premises.  To the Knowledge of Seller, no Ameri Company has released any Hazardous Materials on, under or about any real property constituting or connected with the Leased Premises, that requires investigation or remediation pursuant to Environmental Law or that otherwise is in violation of any requirement of any Environmental Law.  Each Ameri Company holds and is in compliance with all Environmental Permits required to conduct its business and operations.

3.20.      Employee Benefit Plans.

(a)          No Ameri Company nor any ERISA Affiliate has ever sponsored, maintained or contributed to (or had an obligation to contribute to) any Benefit Plan that is subject to ERISA.

(b)        Schedule 3.20(b) of the Seller Disclosure Letter sets forth a list of all material Benefit Plans.  Seller has made available to Buyer all material documents embodying such Benefit Plans, including each such plan’s text and any modification thereto, funding agreement, trust agreement, actuarial evaluation and, if applicable, financial report for the last available year, and Form 5500 for the last available year.

(c)          Except as set forth in Schedule 3.20(c) of the Seller Disclosure Letter, the execution, delivery and performance of this Agreement does not, and the consummation of the transactions contemplated hereby (either alone or upon the occurrence of any additional or subsequent event) will not result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any current, former or retired employees, officers, consultants, independent contractors, agents or directors of any Ameri Company.

(d)          Except as set forth on Schedule 3.20(d) of the Seller Disclosure Letter, no Benefit Plan provides healthcare coverage, life insurance coverage or other welfare benefit coverage to retirees or other terminated employees other than as required by applicable Law, other than any death benefit or disability plan, and other than in connection with severance.

(e)          All contributions, premiums, and other payments (including any special contribution, interest, or penalty) required to be made to, or in respect of, any material Benefit Plan have been made, in all material respects, and all benefits accrued under any unfunded Benefit Plan have been paid, accrued, or otherwise adequately reserved in accordance with GAAP and are reflected in the Seller Financials, in each case in all material respects.

3.21.      Employees and Labor Matters.

(a)          Schedule 3.21(a) of the Seller Disclosure Letter sets forth a complete and accurate list of all employees of the Ameri Companies as of the Closing Date showing for each as of that date (i) the employee’s name, employer, job title or description, location, and current base salary or hourly pay rate, (ii) any bonus, commission or other remuneration other than salary paid during the calendar year ending December 31, 2019 and during the calendar year 2020 prior to the Closing Date and (iii) any bonus, commission or other remuneration other than salary due and owing to each employee for the calendar year ending December 31, 2020.  Except as set forth on Schedule 3.21(a) of the Seller Disclosure Letter, no employee is a party to a written employment agreement or contract with an Ameri Company and each is employed “at will”.  Each Ameri Company has paid in full to all employees or properly accrued in accordance with GAAP all wages, salaries, commission, bonuses and other compensation due, in all material respects, including overtime compensation, and there are no severance payments which are or could become payable by an Ameri Company to any employees under the terms of any written or, to the Knowledge of Seller, oral agreement, or commitment or any Law, custom, trade or practice.  Each such employee has entered into the applicable Ameri Company’s standard form of employee non-disclosure, inventions and restrictive covenants agreement with the employing Ameri Company, true and correct copies of which have been provided to Buyer.

(b)          Schedule 3.21(b) of the Seller Disclosure Letter contains a list of all independent contractors (including consultants) currently engaged by an Ameri Company, along with the position, date of retention and rate of remuneration for each such Person.  All of such independent contractors are a party to a written agreement or contract with the engaging Ameri Company, copies of which have been provided to the Buyer.

(c)          No Ameri Company is or has been a party to any collective bargaining agreement or other Contract with any group of employees or any labor organization or other Representative of any of employees of any Ameri Company, and to the Knowledge of Seller, there are and have been no activities or proceedings of any labor union or other party to organize or represent any employees of any Ameri Company.  Except as set forth on Schedule 3.21(c) of the Seller Disclosure Letter or as would not be material to an Ameri Company: (i) each Ameri Company is and has been in compliance with all employment Contracts and all applicable Laws and Orders respecting employment and employment practices, terms and conditions of employment and wages and hours, including any Laws respecting employment discrimination and occupational safety and health requirements, and is not and has not been engaged in any unfair labor practice; (ii) there is no labor strike, dispute, slowdown or stoppage actually pending or, to the Knowledge of Seller, threatened against or directly affecting any Ameri Company; (iii) no Ameri Company has experienced any work stoppage or other labor difficulty; (iv) no Ameri Company is delinquent in payments to any of their respective employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed by them or amounts required to be reimbursed to such employees; (v) there are no pending or, to the Knowledge of Seller, threatened unfair or discriminatory employment practice charges pending before any Governmental Authority; and (vi) there are no wrongful discharge claims nor any other type of Actions brought by or on behalf of any past or present employees of any Ameri Company pending or, to the Knowledge of Seller, threatened against any Ameri Company, arising out of any employees’ employment with an Ameri Company.  Each Ameri Company has complied with all applicable Laws and Orders relating to the payment and withholding of Taxes and statutory deductions and has timely withheld from employee wages and paid over to the proper Governmental Authorities all amounts required to be so withheld and paid over for all periods under all such Laws and Orders.  No Ameri Company has incurred any Liability under any federal, provincial, state, local or foreign plant closing and severance laws or regulations.  There has been no “mass layoff” or “plant closing” as defined by the Worker Adjustment and Retraining Notification Act or any similar applicable law with respect to the current or former employees of the Ameri Companies.

3.22.      Insurance.  Schedule 3.22 of the Seller Disclosure Letter lists all material insurance policies (by policy number, insurer, location of property insured, annual premium, premium payment dates, expiration date, type (i.e., “claims made” or an “occurrences” policy), amount and scope of coverage) held by an Ameri Company relating to an Ameri Company or the business, assets, properties, directors, officers or employees of an Ameri Company, copies of which have been provided to Buyer.  Each such insurance policy (i) is legal, valid, binding, enforceable and in full force and effect as of the Closing and (ii) will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms immediately following the Closing.  No Ameri Company is in default with respect to its obligations under any insurance policy, nor has any Ameri Company ever been denied insurance coverage for any reason.  No Ameri Company has any self-insurance or co-insurance programs.  In the three (3) year period ending on the date hereof, no Ameri Company has received any written or, to the Knowledge of Seller, oral notice from, or on behalf of, any insurance carrier relating to or involving any adverse change or any change other than in the Ordinary Course of Business, in the conditions of insurance, any refusal to issue an insurance policy or non-renewal of a policy.  No Ameri Company has made any claim against an insurance policy as to which the insurer is denying coverage.  Schedule 3.22 of the Seller Disclosure Letter identifies each individual insurance claim made by an Ameri Company since January 1, 2018.  Each Ameri Company has reported to its insurers all Actions and pending circumstances that would reasonably be expected to result in an Action, except where such failure to report such an Action would not be reasonably likely to be material to any Ameri Company.  To the Knowledge of Seller, no event has occurred, and no condition or circumstance exists, that would reasonably be expected to (with or without notice or lapse of time) give rise to or serve as a basis for the denial of any such insurance claim.

3.23.      Fairness Opinion.  The Seller Board has received the written opinion of Gemini Partners, dated as of the date of this Agreement, a true and correct copy of which has been provided to Buyer (solely for informational purposes).

3.24.      Bank Accounts.  Schedule 3.24 of the Seller Disclosure Letter lists the names and locations of all banks and other financial institutions with which an Ameri Company maintains an account (or at which an account is maintained to which an Ameri Company has access as to which deposits are made on behalf of an Ameri Company) (each, a “Bank Account”), in each case listing the type of Bank Account, the Bank Account number therefor, and the names of all Persons authorized to draw thereupon or have access thereto and lists the locations of all safe deposit boxes used by an Ameri Company.  All cash in such Bank Accounts is held on demand deposit and is not subject to any restriction or limitation as to withdrawal.

3.25.     Suppliers and Customers.  Schedule 3.25 of the Seller Disclosure Letter lists for each of (i) the fiscal year ended December 31, 2018 and (ii) the period from January 1, 2019 through September 30, 2019, the ten (10) largest suppliers of goods or services by dollar volume paid (the “Top Suppliers”) and the ten (10) largest customers of the Ameri Companies by dollar volume received (the “Top Customers”). The relationships of the Ameri Companies with such suppliers and customers are good commercial working relationships and (i) no Top Supplier or Top Customer within the last twelve (12) months has threatened to cancel or otherwise terminate, or, to the Knowledge of Seller, intends to cancel or otherwise terminate, any relationships of such Person with any Ameri Company, (ii) no Top Supplier or Top Customer has during the last twelve (12) months decreased materially or, to the Knowledge of Seller, (A) threatened to stop, decrease or limit materially, (B) intends to modify materially its relationships with any Ameri Company or (C) intends to stop, decrease or limit materially its products or services to any Ameri Company or its usage or purchase of the products or services of any Ameri Company, (iii) to the Knowledge of Seller, no Top Supplier or Top Customer intends to refuse to pay any amount due to any Ameri Company or seek to exercise any remedy against any Ameri Company, and (iv) no Ameri Company has within the past year been engaged in any material dispute with any Top Supplier or Top Customer.

3.26.      No Brokers.  Neither Seller, any Ameri Company, nor any of their respective Representatives on their behalf, has employed any broker, finder or investment banker or incurred any liability for any brokerage fees, commissions, finders’ fees or similar fees in connection with the transactions contemplated by this Agreement.

3.27.      Investment Representations.

(a)          Seller:  (i) is an “accredited investor” as defined in Rule 501(a) of Regulation D as promulgated by the SEC under the Securities Act; (ii) is acquiring the Buyer Preferred Stock hereunder for itself for investment purposes only, and not with a view towards any resale or distribution thereof, other than a distribution to the existing holders of Seller’s outstanding preferred stock (the “Seller Distribution”), which such Seller Distribution shall be done in compliance with all applicable securities laws and for which Seller will obtain similar representations from such holders to those set forth in this Section 3.27; (iii) has been advised and understands that the Buyer Preferred Stock and any shares of common stock of Buyer issuable upon conversion thereof (together, the “Buyer Shares”) (x) are being sold in reliance upon one or more exemptions from the registration requirements of the Securities Act and any applicable state securities Laws, and (y) have not been and shall not be registered under the Securities Act or any applicable state securities Laws and, therefore, must be held indefinitely and cannot be resold unless the Buyer Shares are registered under the Securities Act and all applicable state securities Laws, unless exemptions from registration are available; (iv) is aware that an investment in Buyer is a speculative investment that has limited liquidity and is subject to the risk of complete loss; and (v) has not seen, received, been presented with, or been solicited by any leaflet, public promotional meeting, newspaper or magazine article or advertisement, radio or television advertisement relating to Buyer.  Seller fully understands and agrees that it must bear the economic risk of its acquisition of the Buyer Shares for an indefinite period of time because, among other reasons, (A) there is no established market for any of the Buyer Shares and (B) the Buyer Shares cannot be readily resold, pledged, assigned or otherwise disposed of to the extent registration under the Securities Act and under applicable state securities Laws is required or unless an exemption from such registration is available.  Seller acknowledges that Buyer is under no obligation hereunder to register any Buyer Shares under the Securities Act.

(b)          By reason of Seller’s business or financial experience, or by reason of the business or financial experience of Seller’s “purchaser representatives” (as that term is defined in Rule 501(h) under the Securities Act), Seller is capable of evaluating the risks and merits of an investment in Buyer and of protecting its interests in connection with this investment.  Seller has carefully read and understands all materials provided by Buyer to Seller pertaining to an investment in Buyer through the acquisition of the Buyer Preferred Stock, including the Buyer Charter Amendment, the Buyer Bylaw Amendment and the Buyer Preferred Stock CoD, and has consulted, as Seller has deemed advisable, with its own attorneys, accountants or investment advisors with respect to the investment contemplated hereby and its suitability for Seller.  Seller understands that no United States federal or state agency or other Governmental Authority has passed on or made recommendations or endorsement of the Buyer Shares or other securities of Buyer or the suitability of the investment in the Buyer Shares or other securities of Buyer nor have such authorities passed upon or endorsed the merits of the offering of the Buyer Shares.  Seller has had a reasonable opportunity to ask questions of and receive information and answers from a Person or Persons acting on behalf of Buyer concerning information about Buyer, its business, operations, financial condition, prospects and the offering of the Buyer Shares, and all questions have been answered and all such information has been provided to the full satisfaction of Seller.  Seller acknowledges that all documents, records and books pertaining to Seller’s acquisition of the Buyer Shares have been made available for inspection as requested by Seller or its representatives, and Seller has considered all factors Seller deems material in deciding on the advisability of investing in the Buyer Shares.  Seller (i) has completed its independent inquiry and has relied fully upon the advice of its own legal counsel, accountant, financial and other advisors in determining the legal, tax, financial and other consequences of this Agreement and the Ancillary Documents and the transactions contemplated hereby and thereby and the suitability of this Agreement and the Ancillary Documents and the transactions contemplated hereby and thereby for Seller and its particular circumstances, and, except as set forth herein, has not relied upon any representations or advice by Buyer or any of its Representatives and (ii) is able, without impairing its financial condition, to hold the Buyer Shares for an indefinite period and to suffer a complete loss of its investment in Buyer through the Buyer Shares.  Seller is not barred or suspended from membership in or barred or suspended from association with a member of any self-regulatory or regulatory securities or futures exchange or agency, and Seller is not otherwise barred from taking a direct or indirect ownership interest in Buyer.

(c)          Seller acknowledges that pursuant to the Buyer Charter Amendment, the Buyer Bylaw Amendment and the Buyer Preferred Stock CoD, the Buyer Shares may be subject to dilution for events not under the control of Seller.  Other than the Seller Distribution, Seller does not have any Contract with any Person to sell, transfer, or grant participations to such Person, or to any third Person, with respect to any Buyer Shares.

(d)          Seller acknowledges that the Buyer Shares shall bear the following or similar legend:

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS AND NEITHER THE SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR SUCH LAWS OR AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT AND SUCH LAWS WHICH, IN THE OPINION OF COUNSEL FOR THIS ISSUER, IS AVAILABLE.”

3.28.     No Other Representations and Warranties.  Except for the representations and warranties contained in this Agreement or the Ancillary Documents, Seller make no express or implied representations or warranties, and hereby disclaims any other representations and warranties, whether made orally or in writing, by or on behalf of Seller by any Person.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller the following matters as of the date hereof and as of the Closing Date:

4.1.        Organization and Qualification.  Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  Buyer is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification or license is required, except where the failure to be so qualified or be so licensed would not have a material adverse effect on the ability of Buyer to consummate the transactions contemplated by, and discharge its obligations under, this Agreement and the Ancillary Documents to which Buyer is a party (a “Buyer Material Adverse Effect”).

4.2.       Authorization.  Buyer has full corporate power and authority to enter into this Agreement and the Ancillary Documents to which it is a party and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and the Ancillary Documents to which Buyer is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Buyer.  This Agreement has been duly executed and delivered by Buyer.  This Agreement and each Ancillary Document to which Buyer is a party constitutes a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as the enforceability thereof may be limited by the Enforceability Exceptions.

4.3.       Non-Contravention.  Neither the execution and delivery of this Agreement or any Ancillary Document by Buyer, nor the consummation of the transactions contemplated hereby or thereby, will violate or conflict with or (with or without notice or the passage of time or both) constitute a breach or default under (a) any provision of the Governing Documents of Buyer, (b) any Law or Order to which Buyer or any of its business or assets are bound or subject or (c) any Contract or Permit to which Buyer is a party or by which Buyer or any of its properties may be bound or affected, other than, in the cases of clauses (a) through (c), such violations and conflicts which would not reasonably be expected to have a Buyer Material Adverse Effect.

4.4.        Buyer Preferred Stock.  When issued by Buyer to Seller in accordance with the terms of this Agreement, assuming the accuracy of the representations and warranties of Seller contained in this Agreement and the Ancillary Documents, the Buyer Preferred Stock will be (a) issued free and clear of all Liens except those imposed by applicable securities Laws, and (b) validly and duly issued and fully paid and non-assessable.

4.5.        No Brokers.  Neither Buyer, nor any Representative of Buyer on its behalf, has employed any broker, finder or investment banker or incurred any liability for any brokerage fees, commissions, finders’ fees or similar fees in connection with the transactions contemplated by this Agreement.

4.6.        Litigation.  There is no Action pending or, to the Knowledge of Buyer, threatened, nor any Order of any Governmental Authority is outstanding, against or involving Buyer or any of its officers, directors, stockholders, properties, assets or businesses, whether at law or in equity, before or by any Governmental Authority, which would reasonably be expected to have a Buyer Material Adverse Effect.

4.7.       Investment Intent.  Buyer is acquiring the Purchased Shares for its own account and not with a view to its distribution within the meaning of Section 2(11) of the Securities Act, and the rules and regulations issued pursuant thereto.  Buyer is an “accredited investor” within the meaning of Rule 501 under the Securities Act and was not organized for the specific purpose of acquiring the Purchased Shares.  Buyer understands that the Purchased Shares have not been registered under the Securities Act and cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is available.

4.8.       Operations.  Buyer (i) was formed solely for the purpose of engaging in the Transactions, (ii) has, and at the Closing will have, no liabilities or obligations of any nature other than those incurred incident to its formation or pursuant to the negotiation, implementation, consummation or performance of this Agreement, the Ancillary Documents and the Transactions (including any expenses incurred in connection herewith or therewith), and (iii) prior to the Closing, will not have engaged in any other business activities other than those relating to its formation and the Transactions.  Buyer’s obligations under this Agreement are only conditioned upon those items expressly set forth in this Agreement and the terms hereof.

4.9.       No Other Representations and Warranties.  Except for the representations and warranties contained in this Agreement or the Ancillary Documents, Buyer make no express or implied representations or warranties, and hereby disclaim any other representations and warranties, whether made orally or in writing, by or on behalf of Buyer by any Person.

ARTICLE V
OTHER AGREEMENTS

5.1.        Further Assurances.  In the event that at any time from the date hereof and after the Closing any further action is reasonably necessary to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as the other Party reasonably may request, at the sole cost and expense of the requesting party (unless otherwise specified herein or unless such requesting party is entitled to indemnification therefor under ARTICLE VI in which case, the costs and expense will be borne by the Parties as set forth in ARTICLE VI).  Seller acknowledges and agrees that from and after the Closing, Buyer will be entitled to possession of, and Seller will provide to Buyer, all documents, books, records (including Tax records), agreements, corporate minute books and financial data of any sort relating to the Ameri Companies.  The Parties agree to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with each other in doing, all things necessary, proper or advisable to consummate, as promptly as reasonably practicable, the Purchase and the other Transactions. Notwithstanding the foregoing, nothing in this Agreement shall be deemed to require either Party to waive any provision of this Agreement or to make payments as consideration in order to obtain any third party consents required to consummate the Transactions.

5.2.       Confidentiality.  Seller will, and will cause its Affiliates and Representatives to: (a) treat and hold in strict confidence any Confidential Information, and will not use for any purpose (except in furtherance of their authorized duties on behalf of Buyer, the Ameri Companies or their respective Affiliates), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the Confidential Information without Buyer’s prior written consent; (b) in the event that Seller becomes legally compelled to disclose any Confidential Information, to provide Buyer with prompt written notice of such requirement so that Buyer or an Ameri Company or their respective Affiliates may at its own expense, seek a protective order or other remedy or so that Buyer may waive compliance with this Section 5.2; (c) in the event that such protective order or other remedy is not obtained, or Buyer waives compliance with this Section 5.2, to furnish only that portion of such Confidential Information which is legally required to be provided as advised in writing by outside counsel and to exercise their commercially reasonable efforts to obtain assurance that confidential treatment will be accorded such Confidential Information; and (d) to promptly furnish to Buyer any and all copies (in whatever form or medium) of all such Confidential Information and to destroy any and all additional copies of such Confidential Information and any analyses, compilations, studies or other documents prepared, in whole or in part, on the basis thereof.

5.3.        Publicity.  No Party hereto shall, and each shall cause their respective Representatives not to, disclose, make or issue, any statement or announcement concerning this Agreement or the Ancillary Documents or the transactions contemplated hereby or thereby (including the terms, conditions, status or other facts with respect thereto) to any third parties (other than its Representatives who need to know such information in connection with carrying out or facilitating the transactions contemplated hereby) without the prior written consent of the other parties (such consent not to be unreasonably withheld, delayed or conditioned), except (i) in the case of Seller, as required by applicable Law after conferring with the other Party concerning the timing and content of such required disclosure, and (ii) in the case of Buyer, as may be required of Seller or its Affiliates by applicable Law (including any SEC position) or securities listing or trading requirement.

5.4.        Litigation Support.  Following the Closing, in the event that and for so long as any Party is actively contesting or defending against any third party or Governmental Authority Action in connection with any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction that existing on or prior to the Closing Date involving the Ameri Companies, at the sole expense of such Party, the other Party will (i) reasonably cooperate with the contesting or defending party and its counsel in the contest or defense, (ii) make available its personnel (at the applicable per diem rate for such personnel) at reasonable times and upon reasonable notice and (iii) provide (A) such testimony (at the applicable per diem rate for any person providing such testimony) and (B) access to its non-privileged books and records as may be reasonably requested in connection with the contest or defense, at the sole cost and expense of the contesting or defending party.

5.5.        Agreement Regarding Intellectual Property.  Seller has already disclosed or will disclose to the Company as of the Closing any and all material Intellectual Property developed by Seller or its Affiliates on behalf of an Ameri Company or relating to the business of an Ameri Company and which is required to be disclosed pursuant to Section 3.13 hereof.

5.6.        Release and Covenant Not to Sue.  Effective as of the Closing, Seller hereby releases and discharges each Ameri Company from and against any and all Actions, obligations, agreements, debts and Liabilities whatsoever, whether known or unknown, both at law and in equity, which Seller now has, has ever had or may hereafter have against such Ameri Company solely in Seller’s capacity as an equity holder of any Ameri Company and arising on or prior to the Closing Date or on account of or arising out of any matter occurring on or prior to the Closing Date, and whether or not relating to claims pending on, or asserted after, the Closing Date.  From and after the Closing, Seller hereby irrevocably covenants to refrain from, directly or indirectly, asserting any Action, or commencing or causing to be commenced, any Action of any kind against an Ameri Company or its Affiliates, based upon any matter purported to be released hereby.  Notwithstanding anything herein to the contrary, the releases and restrictions set forth herein shall not apply to any claims Seller may have against any party arising from a breach of or pursuant to the terms and conditions of this Agreement or any Ancillary Document.

5.7.        Tax Matters.

(a)          Seller will prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Ameri Companies for all periods ending on or prior to the Closing Date which are required to be filed after the Closing Date.  Any Tax Returns filed pursuant to this Section 5.7(a) must be consistent with the prior Tax Returns of the Ameri Companies unless otherwise required by applicable Laws.  No later than twenty (20) days prior to filing, Seller will deliver to Buyer all such Tax Returns and any related work papers and will permit Buyer to review and comment on each such Tax Return and will make such revisions to such Tax Returns as are reasonably requested by Buyer.  Seller will timely pay to the appropriate Taxing Authority any Taxes of the Ameri Companies with respect to such periods.

(b)          To the extent that any Tax Returns of the Ameri Companies relate to any Tax periods which begin on or before the Closing Date and end after the Closing Date, Buyer will prepare or cause to be prepared in a manner consistent with the prior Tax Returns of the Ameri Companies unless otherwise required by applicable Laws and file or cause to be filed any such Tax Returns.  Buyer will permit the Seller to review and comment on each such Tax Return described in the preceding sentence at least twenty (20) days prior to filing such Tax Returns and will make such revisions to such Tax Returns as are reasonably requested by Seller unless otherwise required by applicable Law.

(c)         For purposes of this Agreement, in the case of any Taxes that are imposed on a periodic basis and are payable for a taxable period that includes but does not end on the Closing Date, the portion of such Tax which relates to the portion of such taxable period ending on the Closing Date will (i) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction (A) the numerator of which is the number of days in the taxable period ending on the Closing Date and (B) the denominator of which is the number of days in the entire taxable period, and (ii) in the case of any Tax based upon or related to income or receipts be deemed equal to the amount which would be payable if the relevant taxable period ended on the Closing Date.  Any credits relating to a taxable period that begins before and ends after the Closing Date will be taken into account as though the relevant taxable period ended on the Closing Date.  All determinations necessary to give effect to the foregoing allocations will be made in a manner consistent with GAAP and the prior practice of the applicable Ameri Company unless otherwise required by applicable Law.

(d)          All Tax sharing agreements or similar agreements with respect to or involving any Ameri Company and any Person will be terminated as of the Closing Date and, after the Closing Date, no Ameri Company will be bound thereby or have any Liability thereunder.

(e)          Seller will be responsible for any income Taxes payable by it in connection with Seller’s disposition of the Purchased Shares or incurred with respect to the Reorganization.  All Taxes imposed in connection with the transfer of the Purchased Shares (“Transfer Taxes”), whether such Transfer Taxes are assessed initially against Buyer, Seller or any of their respective Affiliates, shall be borne and paid by Seller.

5.8.        Pre-Closing Management of the Ameri Companies.  Seller hereby covenants and agrees with  Buyer that during the period from the date hereof to the Closing or the earlier termination of this Agreement in accordance with Section 7.1 (the “Interim Period”), except as otherwise contemplated by this Agreement (including as contemplated by the Reorganization and including the transactions contemplated by the Merger Agreement) or agreed by Buyer, each Ameri Company shall conduct its business in the Ordinary Course of Business and shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without the prior written consent of Buyer (such consent not to be unreasonably withheld, conditioned or delayed):

(a)          liquidate, dissolve or wind-up the business and affairs of any Ameri Company, effect any merger or consolidation, or a merger or consolidation in which an Ameri Company is a constituent party and an Ameri Company issues shares of its capital stock, or any sale, lease, transfer or exclusive license or other disposition, in a single transaction or series of related transactions, by an Ameri Company, of all or substantially all of the assets of such Ameri Company, or consent to any of the foregoing;

(b)          amend, alter or repeal any provision of the Certificate of Incorporation, Bylaws, operating agreement or other Governing Document of an Ameri Company;

(c)          enter into, extend, modify, terminate or renew any material Contract, except in the Ordinary Course of Business;

(d)          issue, sell, deliver, pledge or amend the terms of any Ameri Company’s capital stock, membership interests or other equity securities or issue, sell or deliver any securities convertible into, or options with respect to, or warrants to purchase or rights to subscribe for, any of its capital stock, membership interests or other equity securities;

(e)         make any redemption, acquisition or purchase, or offer to redeem, acquire or purchase, any shares of an Ameri Company’s capital stock or other equity securities or any rights, warrants or options to acquire any such shares of capital stock or other equity securities of an Ameri Company, except as provided under this Agreement;

(f)           declare or pay any dividends or make any distributions with respect to an Ameri Company’s capital stock or other equity securities;

(g)          create, or authorize the creation of, or issue, or authorize the issuance of any debt security or create any lien or security interest (except for purchase money liens or statutory liens of landlords, mechanics, materialmen, workmen, warehousemen and other similar persons arising or incurred in the Ordinary Course of Business) or incur other Indebtedness for borrowed money, including but not limited to obligations and contingent obligations under guarantees, or permit any Ameri Company to take any such action with respect to any debt security lien, security interest or other Indebtedness for borrowed money, if the aggregate Indebtedness of Ameri Companies for borrowed money following such action would exceed $100,000, other than equipment leases, bank lines of credit or trade payables incurred in the Ordinary Course of Business (for the avoidance of doubt, this clause (g) shall not limit the ability of Seller to incur Indebtedness so long as no Ameri Company has any obligations or Liabilities, or is subject to any Liens upon such Ameri Company or its assets or properties, with respect thereto);

(h)          make any loans, advances or capital contributions to, or investments in, any other Person, or authorize any new capital expenditures or commitments for capital expenditures exceeding $100,000 in the aggregate for all such expenditures and commitments;

(i)           other than in the Ordinary Course of Business, (i) enter into any Contract that if existing on the date hereof would be listed on Schedule 3.17(a) or (ii) terminate, modify, amend or supplement in any material respect any Contract listed on Schedule 3.17(a);

(j)           cancel any debts or waive any material claims or rights (including the cancellation, compromise, release or assignment of any Indebtedness owed to, or claims held by, an Ameri Company);

(k)         increase, accelerate or provide for additional compensation, benefits (fringe or otherwise) or other rights to any present or former employee, contractor, officer or director of an Ameri Company, other than as specifically provided in this Agreement, in the Ordinary Course of Business, or as otherwise required by law or Contract;

(l)          enter into, agree to enter into, establish, agree to establish, grant, agree to grant, or amend or modify any arrangement, plan or agreement to grant or provide, any severance, termination, change of control, deferred compensation, incentive, bonus, retention or other similar benefit or payment to any present or former employee, contractor or director of an Ameri Company;

(m)         initiate, compromise or settle any Order or Action, whether civil, criminal, administrative, in law or equity;

(n)          increase  or decrease  the authorized number of directors constituting  the board of directors (or equivalent governing body) of any Ameri Company;

(o)          split, combine, reclassify or modify, or authorize any split, combination, reclassification or modification of the terms of any capital stock or equity interests of an Ameri Company;

(p)          sell, transfer or otherwise dispose of any of its assets not in the Ordinary Course of Business having a sale price exceeding $100,000 in the aggregate;

(q)          change the business of an Ameri Company or enter into any business materially different from the business of such Ameri Company;

(r)          take any action that would reasonably be expected to cause any Governmental Authority to institute proceedings for the suspension, revocation, cancellation or adverse modification of any Permits necessary for the Ameri Companies to conduct its business as presently conducted; or

(s)          enter into any Contract or commit or agreement (whether or not such Contract, commitment or agreement is legally binding) to take any of the aforementioned actions.

5.9.        Acquisition Proposals.

(a)         Notwithstanding anything to the contrary contained in this Agreement, during the period beginning on the date of this Agreement and continuing until 12:01 a.m. New York City time on the thirtieth (30th) calendar day after the date of this Agreement (the “No-Shop Period Start Date”), the Seller and its Representatives shall have the right to (i) initiate, solicit and encourage any inquiry or the making of any proposal or offer that constitutes a Seller Acquisition Proposal, including by providing information (including non-public information and data) regarding, and affording access to the business, properties, assets, books, records and personnel of, the Seller and its Subsidiaries to any Person pursuant to (x) a confidentiality agreement entered into by such Person containing reasonable and customary confidentiality terms protecting the Confidential Information of the Ameri Companies or (y) to the extent applicable, the confidentiality agreement entered into with such Person prior to the date of this Agreement (any such confidentiality agreement, an “Acceptable Confidentiality Agreement”); provided that the Seller shall promptly (and in any event within forty-eight (48) hours) make available to Buyer any non-public information concerning the Seller or its Subsidiaries that is provided to any Person given such access that was not previously made available to Buyer, and (ii) engage in, enter into, continue or otherwise participate in any discussions or negotiations with any Persons or group of Persons with respect to any Seller Acquisition Proposals and cooperate with or assist or participate in or facilitate any such inquiries, proposals, discussions or negotiations or any effort or attempt to make any Seller Acquisition Proposals.  No later than two (2) Business Days after the No-Shop Period Start Date, the Seller shall notify Buyer in writing of the identity of each Person or group of Persons from whom the Seller received a written Seller Acquisition Proposal after the execution of this Agreement and prior to the No-Shop Period Start Date and provide to Buyer (x) a copy of any Seller Acquisition Proposal made in writing and (y) a written summary of the material terms of any Seller Acquisition Proposal not made in writing (including any terms proposed orally or supplementally).

(b)          Except as may relate to any Excluded Party (for so long as such Person or group is an Excluded Party) or as expressly permitted by this Section 5.9, after the No-Shop Period Start Date, the Seller shall, and shall cause its Representatives to, immediately cease any activities permitted by Section 5.9(a) and any discussions or negotiations with any Person that may be ongoing with respect to any Seller Acquisition Proposal. With respect to any Person with whom such discussions or negotiations have been terminated, the Seller shall use its reasonable best efforts to promptly require such Person or group to promptly return or destroy in accordance with the terms of the applicable confidentiality agreement any information furnished by or on behalf of the Seller.

(c)         Except as may relate to any Excluded Party (for so long as such Person or group is an Excluded Party) or as expressly permitted by this Section 5.9, from the No-Shop Period Start Date until the Closing or, if earlier, the termination of this Agreement in accordance with Section 7.1, the Seller shall not, and shall cause its Representatives not to, (i) initiate, solicit or knowingly encourage any inquiry or the making of any proposal or offer that constitutes, or would reasonably be expected to result in, a Seller Acquisition Proposal, (ii) engage in, enter into, continue or otherwise participate in any discussions or negotiations with any Person with respect to, or provide any non-public information or data concerning the Seller or its Subsidiaries to any Person relating to, any proposal or offer that constitutes, or could reasonably be expected to result in, a Seller Acquisition Proposal, or (iii) enter into any acquisition agreement, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to a Seller Acquisition Proposal (an “Alternative Acquisition Agreement”).

(d)          Notwithstanding anything to the contrary contained in Sections 5.9(b) or 5.9(c), at any time following the No-Shop Period Start Date and prior to the Special Meeting, if the Seller receives an unsolicited written Seller Acquisition Proposal from any Person that was not obtained by the Seller in violation of Sections 5.9(b) or 5.9(c), the Seller and its Representatives may contact such Person to clarify the terms and conditions thereof and (i) the Seller and its Representatives may provide information (including non-public information and data) regarding, and afford access to the business, properties, assets, books, records and personnel of, the Seller and its Subsidiaries to such Person if the Seller receives from such Person (or has received from such Person) an executed Acceptable Confidentiality Agreement; provided that the Seller shall promptly (and in any event within forty-eight (48) hours) make available to Buyer any non-public information concerning the Seller or its Subsidiaries that is provided to any Person given such access that was not previously made available to Buyer, and (ii) the Seller and its Representatives may engage in, enter into, continue or otherwise participate in any discussions or negotiations with such Person with respect to such Seller Acquisition Proposal, if and only to the extent that prior to taking any action described in clauses (i) or (ii), the Seller Board determines in good faith (after consultation with its financial advisors and outside legal counsel) that such Seller Acquisition Proposal either constitutes a Superior Proposal or would reasonably be expected to result in a Superior Proposal.  For the avoidance of doubt, notwithstanding the commencement of the No-Shop Period Start Date, the Seller may continue to engage in the activities described in Section 5.9(a) (subject to the limitations and obligations set forth therein) with respect to, and the restrictions in Sections 5.9(b) and 5.9(c) shall not apply to, any Excluded Party (but only for so long as such Person or group is an Excluded Party), including with respect to any amended or modified Seller Acquisition Proposal submitted by any Excluded Party following the No-Shop Period Start Date.

(e)          Following the No-Shop Period Start Date, the Seller shall promptly (and in any event within forty-eight (48) hours after receipt), notify Buyer in writing of the receipt of any Seller Acquisition Proposal or any request for information from, or any negotiations sought to be initiated or resumed with, either the Seller or its Representatives concerning a Seller Acquisition Proposal, which notice shall include a copy of any Seller Acquisition Proposal made in writing.  Following the No-Shop Period Start Date, the Seller shall keep Buyer reasonably informed on a prompt basis (and in any event within forty-eight (48) hours) of any material developments, material discussions or material negotiations regarding any Seller Acquisition Proposal, inquiry that would reasonably be expected to result in a Seller Acquisition Proposal, or request for non-public information and, upon the reasonable request of Buyer, shall promptly apprise Buyer of the status of any discussions or negotiations with respect to any of the foregoing.  None of the Seller or any of its Subsidiaries shall, after the date of this Agreement, enter into any Contract that would prohibit them from providing such information or the information contemplated by the last sentence of Section 5.9(a) to Buyer.

(f)          Except as set forth in this Section 5.9(f), neither the Seller Board nor the Special Committee or any other committee of the Seller Board shall (i)(A) change, withhold, withdraw, qualify or modify (or publicly propose or resolve to change, withhold, withdraw, qualify or modify), in a manner adverse to Buyer, the Special Committee Recommendation or the Seller Board Recommendation, (B) approve or recommend, or publicly propose to approve or recommend to the Seller’s stockholders, a Seller Acquisition Proposal or (C) if a tender offer or exchange offer for shares of capital stock of the Seller that constitutes a Seller Acquisition Proposal is commenced, fail to recommend against acceptance of such tender offer or exchange offer by the Seller’s stockholders (including, for these purposes, by disclosing that it is taking no position with respect to the acceptance of such tender offer or exchange offer by its stockholders, which shall constitute a failure to recommend against acceptance of such tender offer or exchange offer, provided that a customary “stop, look and listen” communication by the board of directors pursuant to Rule 14d-9(f) of the Exchange Act shall not be prohibited), within ten (10) Business Days after commencement (any of the foregoing, a “Change of Recommendation”) or (ii) authorize, adopt or approve or propose to authorize, adopt or approve, a Seller Acquisition Proposal, or cause or permit the Seller or any of its Subsidiaries to enter into any Alternative Acquisition Agreement.  Notwithstanding anything to the contrary set forth in this Agreement, prior to the Special Meeting (but not after), the Seller Board may effect a Change of Recommendation (I) if the Seller Board determines in good faith (after consultation with its financial advisors and outside legal counsel) that, as a result of a material development or change in circumstances that occurs or arises after the execution and delivery of this Agreement relating to Seller or its Subsidiaries (other than a Superior Proposal or any of the events or occurrences of the nature described in clauses (A) through (E) of the proviso of the definition of Material Adverse Effect) that was not reasonably foreseeable or known to the Seller Board prior to the execution and delivery of this Agreement  (an “Intervening Event”), failure to take such action would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law and (II) if the Seller receives a Seller Acquisition Proposal that the Seller Board determines in good faith (after consultation with outside counsel and its financial advisors) constitutes a Superior Proposal, authorize, adopt, or approve such Superior Proposal and cause or permit the Seller to enter into an Alternative Acquisition Agreement with respect to such Superior Proposal; provided, however, that the Seller Board may only effect a Change of Recommendation and take the actions described in (1) clauses (I) or (II) if the Seller terminates this Agreement pursuant to ARTICLE VII concurrently with entering into such Alternative Acquisition Agreement and pays the Termination Fee in compliance with Section 7.2 and (2) clauses (I) or (II) if:

(i)           the Seller shall have provided prior written notice to Buyer of its or the Seller Board’s intention to take such actions at least four (4) Business Days in advance of taking such action, which notice shall specify, as applicable, the details of such Intervening Event or the material terms of the Seller Acquisition Proposal received by the Seller that constitutes a Superior Proposal, including a copy of the relevant proposed transaction agreements with, and the identity of, the party making the Seller Acquisition Proposal;

(ii)          after providing such notice and prior to taking such actions, the Seller shall have, and shall have caused its Representatives to, negotiate with Buyer in good faith (to the extent Buyer desires to negotiate) during such four (4) Business Day period to make such adjustments in the terms and conditions of this Agreement as would permit the Seller or the Seller Board not to take such actions without being in violation of the fiduciary duties of Seller’s directors; and

(iii)          Seller Board shall have considered in good faith any changes to this Agreement or other arrangements that may be offered in writing by Buyer by 5:00 p.m. New York City time on the fourth (4th) Business Day of such four (4) Business Day period and shall have determined in good faith (A) with respect to the actions described in clause (II), after consultation with outside counsel and its financial advisors, that the Seller Acquisition Proposal no longer constitutes a Superior Proposal after giving effect to Buyer’s revised offer and (B) with respect to the actions described in each case of clauses (I) and (II), after consultation with its financial advisors and outside counsel, that it would not be inconsistent with the directors’ fiduciary duties under applicable Law not to effect the Change of Recommendation, in each case, if such changes offered in writing by Buyer were given effect.

After compliance with the foregoing clause (2) with respect to any Superior Proposal, the Seller shall have no further obligations under the foregoing clause (2), and the Seller Board shall not be required to comply with such obligations with respect to any other Superior Proposal.  After compliance with the foregoing clause (2) with respect to an Intervening Event that is not a Seller Acquisition Proposal, the Seller shall have no further obligations under the foregoing clause (2), and the Seller Board shall not be required to comply with such obligations with respect to any other Intervening Event that is not a Seller Acquisition Proposal.  For the avoidance of doubt, with respect to an Intervening Event that is a Seller Acquisition Proposal (and is not a Superior Proposal), the Seller’s obligation to comply with the foregoing clause (2) will not be limited.

(g)         Subject to the proviso in this Section 5.9, nothing contained in this Section 5.9 shall be deemed to prohibit the Seller, the Seller Board or any committee of the Seller Board from (i) complying with its disclosure obligations under U.S. federal or state Law with regard to a Seller Acquisition Proposal, including taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) under the Exchange Act (or any similar communication to stockholders in connection with the making or amendment of a tender offer or exchange offer), or (ii) making any “stop-look-and-listen” communication to the stockholders of the Seller pursuant to Rule 14d-9(f) under the Exchange Act (or any similar communications to the stockholders of the Seller); provided, that neither the Seller Board nor any committee thereof (including the Special Committee) shall effect a Change of Recommendation unless the applicable requirements of Section 5.9(f) shall have been satisfied.

5.10.     Access to Information.   During the Interim Period, Seller will cooperate with, and provide Buyer and its Representatives, during normal business hours, with customary access to the records, Contracts, and assets of all the Ameri Companies, and to the suppliers, customers, officers and employees of each Ameri Company, and furnish to the Buyer and its Representatives information with respect to the Ameri Companies as Buyer or its Representatives may reasonably request; provided, however, that the provision of such access will not be required to the extent that the provision of such access would unreasonably disrupt the normal business operations of the Ameri Companies or violate the terms of any confidentiality arrangement in any material respect.

5.11.      Proxy Statement and Special Meeting.

(a)          Except as specifically permitted by Section 5.11(b), Seller shall, in accordance with applicable Law and Seller’s certificate of incorporation and by-laws: (i) prepare and file with the SEC, as promptly as practicable after the date of this Agreement, a preliminary proxy statement relating to the solicitation of proxies from the stockholders of Seller for the Seller Stockholder Approval and (A) respond promptly to any comments made by the SEC with respect to the preliminary proxy statement and promptly cause a definitive proxy statement (the “Proxy Statement”) to be mailed to Seller’s stockholders and (B) solicit proxies from its stockholders for the Seller Stockholder Approval and (ii) cause a special meeting of its stockholders (the “Special Meeting”) to be duly called, noticed and held as promptly as practicable after the date of this Agreement for the purpose of obtaining the Seller Stockholder Approval.  Except as specifically permitted by Section 5.11(b), the Proxy Statement shall include the recommendation of the Seller Board that stockholders vote in favor of this Agreement and the other Ancillary Documents and the Purchase and the other Transactions.  Buyer shall furnish to Seller all information concerning Buyer as Seller may reasonably request in connection with the preparation of the Proxy Statement.

(b)         Seller shall comply with all applicable provisions of and rules under the Exchange Act and all applicable provisions of the Delaware General Corporation Law in the preparation, filing and distribution of the Proxy Statement, the solicitation of proxies thereunder, and the calling and holding of the Special Meeting.  Without limiting the foregoing, Seller shall use all commercially reasonable efforts to ensure that the Proxy Statement will not, as of the filing date of the Proxy Statement (or any amendment or supplement thereto) or as of the date of the Special Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading (provided that Seller shall not be responsible for the accuracy or completeness of any information relating to Buyer furnished by Buyer for inclusion in the Proxy Statement). Seller covenants and agrees that the information relating to Seller or Ameri Companies, as applicable, supplied by Seller for inclusion in the Proxy Statement will not, as of the filing date of the Proxy Statement (or any amendment or supplement thereto) or as of the date of the Special Meeting, contain any statement which, at such time and in the light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omits to state any material fact required to be stated therein or necessary in order to make the statement therein, in the light of the circumstances under which they were made, not false or misleading.

5.12.      Director and Officer Liability and Insurance.

(a)          Prior to the Closing, if requested by Buyer and then only to the extent that each Indemnified Person is not already fully covered for such periods by an insurance policy of Seller, Seller shall purchase prepaid “tail” or runoff coverage on the existing policies of directors’ and officers’ liability insurance, which policy will provide such directors and officers of Seller and the Ameri Companies (each, an “Indemnified Person”) with coverage for an aggregate period of six (6) years following the Closing for acts or omissions occurring at or prior to the Closing Date pertaining to the fact that the Indemnified Person is or was a director or officer of an Ameri Company, including with respect to claims arising from facts or events that occurred on or before the Closing Date, including in respect of the Purchase and the other Transactions.

(b)          The rights and obligations under this Section 5.12 shall not be terminated or modified in such a manner as to adversely affect any Indemnified Person to whom this Section 5.12 applies without the express written consent of such affected Indemnified Person.

(c)         This Section 5.12 shall survive the Closing, is intended to benefit the directors and officers of the Ameri Companies and shall be binding on Seller and the Ameri Companies and their respective successors and assigns, and shall be in addition to, and not in substitution for, any other rights to indemnification that any Indemnified Person may have by contract or otherwise.

5.13.          Reorganization.  As promptly as practicable after the date hereof, and in any event prior to the Closing, Seller will consummate the Reorganization in form and substance reasonably acceptable to Buyer, pursuant to which (i) all of the issued and outstanding equity interests of each Subsidiary of Seller (other than the Company) will be transferred to the Company free and clear of any and all Liens (other than those imposed by such Subsidiary’s Governing Documents or by applicable securities Laws, (ii) all existing Benefit Plans of Seller that are not currently held by a Subsidiary will be transferred to the Company and (iii) Seller will transfer to an Ameri Company any and all of the properties, assets and rights used in the conduct or operation of the business of the Ameri Companies and any and all other assets of Seller other than its rights under this Agreement, the Ancillary Documents, the Merger Agreement and any ancillary documents entered in connection therewith, and the Exchange Agreements.

ARTICLE VI
INDEMNIFICATION

6.1.       Survival.  All covenants, obligations and agreements of the parties contained in this Agreement (including all Schedules, Exhibits and Annexes hereto and all certificates, documents, instruments and undertakings furnished pursuant to this Agreement), including any indemnification obligations, shall survive the Closing and continue until fully performed in accordance with their terms.  For the avoidance of doubt, a claim for indemnification under any subsection of Section 6.2 or 6.3 other than clause (a) thereof may be made at any time.

6.2.        Indemnification by Seller.  Except as otherwise limited by this ARTICLE VI, Seller shall indemnify, defend and hold harmless Buyer and its Representatives and any assignee or successor thereof (collectively, the “Buyer Indemnified Parties”) from and against, and pay or reimburse the Buyer Indemnified Parties for, any and all losses, Actions, Orders, Liabilities, damages (including consequential damages), diminution in value, Taxes, interest, penalties, Liens, amounts paid in settlement, costs and expenses (including reasonable expenses of investigation and court costs and reasonable attorneys’ fees and expenses), (any of the foregoing, a “Loss”) suffered or incurred by, or imposed upon, any Buyer Indemnified Party arising in whole or in part out of or resulting directly or indirectly from: (a) any non-fulfillment or breach of any unwaived covenant, obligation or agreement made by or on behalf of Seller contained in this Agreement or in any certificate to be delivered by Seller in connection herewith; (b) any and all Liabilities for Taxes in connection with or arising out of any Ameri Company’s assets, employees, securities, activities or business on or prior to the Closing Date; (c) any Action by Person(s) who were holders of equity securities of any Ameri Company, including options, warrants, convertible debt or other convertible securities or other rights to acquire equity securities of any Ameri Company, prior to the Closing arising out of the sale, purchase, termination, cancellation, expiration, redemption or conversion of any such securities; or (d) any matter described on Schedule 6.2.

6.3.        Indemnification by Buyer.  Except as otherwise limited by this ARTICLE VI, Buyer shall indemnify, defend and hold harmless Seller and its Representatives and any assignee or successor thereof (collectively, the “Seller Indemnified Parties”) from and against, and pay or reimburse the Seller Indemnified Parties for, any and all Losses, suffered or incurred by, or imposed upon, Seller Indemnified Party arising in whole or in part out of or resulting directly or indirectly from (a) any non-fulfillment or breach of any unwaived covenant, obligation or agreement made by or on behalf of Buyer contained in this Agreement or in any certificate to be delivered by Buyer in connection herewith, and (b) any and all Liabilities for Taxes in connection with or arising out of any Ameri Company’s assets, employees, securities, activities or business on or after to the Closing Date.

6.4.        Indemnification Procedures.

(a)         For the purposes of this Agreement, (i) the term “Indemnitee” shall refer to the Person or Persons indemnified, or entitled, or claiming to be entitled, to be indemnified, pursuant to the provisions of Section 6.2 or 6.3, as the case may be, and (ii) the term “Indemnitor” shall refer to the Person having the actual or alleged obligation to indemnify pursuant to such provisions.  Notwithstanding anything to the contrary contained in this Agreement, the Seller will have the sole and exclusive right to act on behalf of the Seller Indemnified Parties with respect to any indemnification claims made pursuant to this ARTICLE VI, including bringing, defending, controlling and settling any claims hereunder and receiving any notices on behalf of the Seller Indemnified Parties.

(b)         In the case of any claim for indemnification under this Agreement arising from a claim of a third party (including any Governmental Authority), an Indemnitee must give prompt written notice and, subject to the following sentence, in no case later than thirty (30) days after the Indemnitee’s receipt of notice of such claim, to the Indemnitor of any claim of which such Indemnitee has knowledge and as to which it may request indemnification hereunder.  The failure to give such notice will not, however, relieve an Indemnitor of its indemnification obligations except to the extent that the Indemnitor is actually harmed thereby.  The Indemnitor will have the right to defend and to direct the defense against any such claim in its name and at its expense, and with counsel selected by the Indemnitor unless: (i) the Indemnitor fails to acknowledge fully its obligations to the Indemnitee within fifteen (15) days after receiving notice of such third party claim or contests, in whole or in part, its indemnification obligations therefor; (ii) if the Indemnitor is Seller, the applicable third party claimant is a Governmental Authority or a then-current customer of Buyer, any Ameri Company or any of their respective Affiliates; (iii) there is a material conflict of interest between the Indemnitee and the Indemnitor in the conduct of such defense where the Indemnitor’s counsel would not be permitted by professional standards applicable to such counsel to represent both parties; (iv) the applicable third party alleges claims of fraud, willful misconduct or intentional misrepresentation; (v) such claim is criminal in nature, could reasonably be expected to lead to criminal proceedings, or seeks an injunction or other equitable relief against the Indemnitee; or (vi) the claim seeks or is reasonably expected to seek damages or other amounts that would result in all or any portion of the Indemnitee’s right to indemnification for such claim being limited by the Indemnification Cap.  If the Indemnitor elects, and is entitled, to compromise or defend such claim, it will within fifteen (15) days (or sooner, if the nature of the claim so requires) notify the Indemnitee of its intent to do so, and the Indemnitee will, at the request and expense of the Indemnitor, cooperate in the defense of such claim.  If the Indemnitor elects not to, or is not entitled under this Section 6.4(b) to, compromise or defend such claim, fails to notify the Indemnitee of its election as herein provided or refuses to acknowledge or contests its obligation to indemnify under this Agreement, the Indemnitee may pay, compromise or defend such claim.  Notwithstanding anything to the contrary contained herein, the Indemnitor will have no indemnification obligations with respect to any such claim which has been or will be settled by the Indemnitee without the prior written consent of the Indemnitor (which consent will not be unreasonably withheld, delayed or conditioned); provided, however, that notwithstanding the foregoing, the Indemnitee will not be required to refrain from paying any claim which has matured by a court judgment or decree, unless an appeal is duly taken therefrom and exercise thereof has been stayed, nor will it be required to refrain from paying any claim where the delay in paying such claim would result in the foreclosure of a Lien upon any of the property or assets then held by the Indemnitee or where any delay in payment would cause the Indemnitee material economic loss.  The Indemnitor’s right to direct the defense will include the right to compromise or enter into an agreement settling any claim by a third party; provided that no such compromise or settlement will obligate the Indemnitee to agree to any settlement that that requires the taking or restriction of any action (including the payment of money and competition restrictions) by the Indemnitee (other than the delivery of a release for such claim and customary confidentiality obligations), except with the prior written consent of the Indemnitee (such consent to be withheld, conditioned or delayed only for a good faith reason).  The Indemnitee will have the right to participate in the defense of any claim with counsel selected by it subject to the Indemnitor’s right to direct the defense.  The fees and disbursements of such counsel will be at the expense of the Indemnitee.

(c)          Any indemnification claim that does not arise from a third party claim must be asserted by a written notice to the Indemnitor setting forth with reasonable specificity the amount claimed and the underlying facts supporting such claim to the extent then known by the Indemnitee.  The Indemnitor will have a period of thirty (30) days after receipt of such notice within which to accept or dispute such claim by providing written notice to the Indemnitee.  If the recipient does not respond within such thirty (30) days, the recipient will be deemed to have accepted responsibility for the Losses set forth in such notice and will have no further right to contest the validity of such notice.  If the recipient responds within such thirty (30) days after the receipt of the notice and rejects such claim in whole or in part, the party delivering will be free to pursue such remedies as may be available to it under this Agreement, any other Ancillary Documents or applicable Law.

6.5.        General Indemnification Provisions.  The amount of any Losses suffered or incurred by any Indemnitee shall be reduced by the amount of any insurance proceeds or other cash receipts paid to the Indemnitee or any Affiliate thereof as a reimbursement with respect to such Losses (and no right of subrogation shall accrue to any insurer hereunder, except to the extent that such waiver of subrogation would prejudice any applicable insurance coverage), including any indemnification received by the Indemnitee or such Affiliate from an unrelated party with respect to such Losses, net of the costs of collection and any related anticipated future increases in insurance premiums resulting from such Loss or insurance payment.  Seller will not have any right to seek contribution from any Ameri Company with respect to all or any part of Seller’s indemnification obligations under this ARTICLE VI.  The Buyer Indemnified Parties will not be required to make any claim against any Ameri Company in respect of any representation, warranty, covenant or any other obligation of an Ameri Company to Buyer hereunder or under any Ancillary Document to which an Ameri Company is a party, and may solely seek action against Seller.  Any Losses under this Agreement and the Ancillary Documents shall be determined without duplication of recovery by reason of the state of facts giving rise to such Losses constituting a breach of more than one representation, warranty, covenant or agreement.  Unless otherwise required by applicable Law, all indemnification payments will constitute adjustments to the consideration for all Tax purposes, and no party may take any position inconsistent with such characterization.

6.6.       Timing of Payment; Right to Set-Off.  Any indemnification obligation of an Indemnitor under this ARTICLE VI will be paid promptly (but in any event within five (5) Business Days) after the determination of such obligation in accordance with Section 6.4.  The provisions of this ARTICLE VI notwithstanding, at its sole discretion and without limiting any other rights of the Buyer Indemnified Parties under this Agreement or any Ancillary Document or at law or equity, to the extent that a Buyer Indemnified Party is determined in accordance with this Agreement to be entitled to indemnification hereunder, if Seller fails or refuses to promptly indemnify such Buyer Indemnified Party as provided herein then Buyer (or any other Buyer Indemnified Party) may offset the full amount to which such Buyer Indemnified Party is entitled, in whole or in part, by reducing the amount of any payment or other obligation due to Seller pursuant to this Agreement or any Ancillary Document, including any amounts owed by Buyer pursuant to any outstanding indemnification claim.

6.7.        Knowledge of Buyer.  Notwithstanding any other provision of this Agreement to the contrary, Buyer shall not have the right to terminate this Agreement pursuant to Section 7.1(d)(i) due to, and Seller shall not be liable to provide indemnification for Losses under this ARTICLE VI to the extent resulting from, an event or circumstance constituting a breach of a representation or warranty of Seller under this Agreement of which a Buyer Knowledge Party had actual knowledge at or prior to the date of this Agreement; provided, that on or prior to the date of this Agreement, Seller made due inquiry regarding the accuracy of the representations and warranties of Seller set forth in this Agreement and none of the Seller or any of its Affiliates, or their respective officers, directors, members or employees (other than Buyer Knowledge Parties) had actual knowledge on or prior to the date of this Agreement with respect to such event or circumstance.  As used herein, “Buyer Knowledge Party” means the individuals listed on Schedule 6.7.

ARTICLE VII
TERMINATION

7.1.        Termination.  This Agreement may be terminated and the transactions hereby may be abandoned, at any time prior to the Closing as follows:

(a)          By mutual written consent of Buyer and Seller.

(b)          By either Seller or Buyer, if:

(i)          Any court or other Governmental Authority shall have issued, enacted, entered, promulgated or entered any Law or Order (that is final and non-appealable and that has not been vacated, withdrawn or overturned) restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement; or

(ii)          The Closing Date shall not have occurred on or prior to 11:59 p.m. (Eastern Time) on the one hundred and eightieth (180th) day after the date of this Agreement, or such other date mutually agreed by Buyer and Seller (the “Outside Date”); provided, that no Party may terminate this Agreement pursuant to this Section 7.1(b)(ii) if such Party is in material breach of this Agreement.

(c)          By Seller, if (i) there shall have occurred a breach, inaccuracy in or failure to perform of any of Buyer’s representations, warranties, covenants or agreements contained in this Agreement and where such breach, inaccuracy or failure would give rise to the failure or non-fulfillment of the Closing conditions set forth in clauses (a) or (b) of Section 2.3, except that if such breach, inaccuracy or failure is capable of being remedied by Buyer, it shall have continued unremedied until 5:00 p.m. (Eastern Time) on the earlier of the Outside Date or the date which is ten (10) Business Days after Buyer has received written notice from Seller of the occurrence of such breach, inaccuracy or failure; or (ii) if Seller shall have entered into a definitive binding agreement with respect to a Superior Proposal pursuant to and in compliance with Section 5.9, and Seller shall have paid Buyer the Termination Fee described in Section 7.2.

(d)          By Buyer, if (i) there shall have occurred a breach, inaccuracy in or failure to perform of any of Seller’s representations, warranties, covenants or agreements contained in this Agreement and where such breach, inaccuracy or failure would give rise to the failure or non-fulfillment of the Closing conditions set forth in clauses (a) or (b) of Section 2.4, except that if such breach, inaccuracy or failure is capable of being remedied by Seller, it shall have continued unremedied until 5:00 p.m. (Eastern Time) on the earlier of the Outside Date or the date which is ten (10) Business Days after Seller has received written notice from Buyer of the occurrence of such breach, inaccuracy of failure; (ii) if there has been a Material Adverse Effect which is continuing and uncured; or (iii) the Seller or the Seller Board (or any committee thereof, including the Special Committee) shall have effected a Change of Recommendation.

7.2.        Effect of Termination.  In the event of the termination of this Agreement in accordance with Section 7.1, this Agreement shall immediately become void and of no further force and effect (other than Section 5.2, ARTICLE VII and ARTICLE VIII) and there shall be no liability on the part of any Party hereto except, if Buyer terminates pursuant to Section 7.1(d)(i) or Seller terminates pursuant to Section 7.1(c)(i) then the terminating party shall have the right to pursue its remedies with respect to the breach or breaches giving rise to such termination.  If Seller terminates this Agreement pursuant to Section 7.1(c)(ii), or Buyer terminates this Agreement pursuant to Section 7.1(d)(iii) then Seller shall promptly pay to Buyer, in addition to any other amounts payable by Seller pursuant to this Agreement, cash in an amount equal to the documented out-of-pocket fees and expenses incurred or paid by or on behalf of Buyer in connection with this Agreement or the Ancillary Documents or the consummation of any of the Transactions in an amount that will not exceed $300,000 (the “Termination Fee”), which shall be made via wire transfer of immediately available funds to an account designated by Buyer, not later than two (2) Business Days following such termination. Nothing herein shall preclude any Party hereto from liability for any fraud, willful misconduct or intentional breach of this Agreement.

ARTICLE VIII
GENERAL PROVISIONS

8.1.        Expenses.  Except as otherwise expressly set forth elsewhere in this Agreement, each Party will bear its legal and other fees and expenses incurred in connection with their negotiating, executing and performing this Agreement, including any related broker’s or finder’s fees, for periods on or before the Closing Date; provided, that the fees and expenses of the Ameri Companies for periods on or before the Closing Date (including those incurred in connection with the Reorganization) will be paid by or on behalf of Seller.

8.2.        Notices.  Any notice, request, instruction or other document to be given hereunder by a party hereto shall be in writing and shall be deemed to have been given, (i) when received if given in person or by courier or a courier service, (ii) on the date of transmission if sent by facsimile or email (with affirmative confirmation of receipt, and provided, that the Party providing notice shall within two (2) Business Days provide notice by another method under this Section 8.2) or (iii) three (3) Business Days after being deposited in the U.S. mail, certified or registered mail, postage prepaid:

If to Seller, to:

AMERI Holdings, Inc.
5000 Research Court, Suite 750
Suwanee, Georgia  30024
Attention: Barry Kostiner
Facsimile No.:  (770) 952-4513
Telephone No.:  (770) 935-4153
Email: barry.kostiner@ameri100.com

with a copy (which will not constitute notice) to:

Sheppard, Mullin, Richter & Hampton LLP
30 Rockefeller Plaza
New York, New York 10112
Attention:  Richard Friedman, Esq.
Facsimile No.:  (212) 655-1729
Telephone No.:  (212) 634-3031
Email:  rafriedman@sheppardmullin.com

and

Dimitrios Angelis
Email:  dangelis@yahoo.com

and

Thoranath Sukumaran
Email:  suku@oakwoodstrategy.com

and

Weinberg Zareh Malkin Price LLP
45 Rockefeller Plaza, 20th Floor
New York, New York 10111
Attention:  Adam Price
Telephone No.:  (212) 899-5473
Email:  aprice@wzmplaw.com

If to Buyer: Ameri100 Inc 7950 Legacy Drive One Legacy West, Suite 650 Plano, Texas 75024 Attention: Srinidhi Devanur Telephone No.: (415) 619-1919 Email: dev@ameri100.com with a copy (which will not constitute notice) to:

Ellenoff Grossman & Schole LLP
1345 Avenue of the Americas, 11th Floor
New York, New York  10105
Attention:  Ari Edelman, Esq.
Matthew A. Gray, Esq.
Facsimile No.:  (212) 370-7889
Telephone No.:  (212) 370-1300
Email:    aedelman@egsllp.com and
mgray@egsllp.com

or to such other individual or address as a Party hereto may designate for itself by notice given as herein provided.

8.3.       Severability.  In case any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality, and enforceability of the remaining provisions will not in any way be affected or impaired.  Any illegal or unenforceable term will be deemed to be void and of no force and effect only to the minimum extent necessary to bring such term within the provisions of applicable Law and such term, as so modified, and the balance of this Agreement will then be fully enforceable.  The Parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

8.4.        Assignment.  This Agreement may not be assigned by any Party without the prior written consent of the other Party hereto, and any attempted assignment in violation of this Section 8.4 will be null and void ab initio; provided, however, that after the Closing, Buyer may assign its rights and benefits hereunder (i) to any Affiliate of Buyer (provided, that Buyer shall remain primarily responsible for its obligations hereunder), or (ii) as security to any Person providing debt financing to Buyer or its Affiliates for the transactions contemplated hereby.  Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon and inure to the benefit of the successors and permitted assigns of each Party hereto.

8.5.       No Third-Party Beneficiaries.  Except for the indemnification rights of the Buyer Indemnified Parties and the Seller Indemnified Parties set forth herein, this Agreement is for the sole benefit of the parties hereto and their successors and permitted assigns and nothing herein expressed or implied shall give or be construed to give to any Person, other than the parties hereto and such successors and permitted assigns, any legal or equitable rights hereunder.

8.6.        Amendment; Waiver.  This Agreement may not be amended or modified except by an instrument in writing signed by each of the Parties hereto; provided, that any amendment or modification to the Buyer Preferred Stock CoD from the form attached as Exhibit D hereto will also require the consent of the holders of a majority of the issued and outstanding shares of Seller Series A Preferred Stock.  Notwithstanding anything to the contrary contained herein: (a) the failure of any Party at any time to require performance by the other of any provision of this Agreement will not affect such Party’s right thereafter to enforce the same; (b) no waiver by any Party of any default by any other Party will be valid unless in writing and acknowledged by an authorized representative of the non-defaulting party, and no such waiver will be taken or held to be a waiver by such Party of any other preceding or subsequent default; and (c) no extension of time granted by any Party for the performance of any obligation or act by any other Party will be deemed to be an extension of time for the performance of any other obligation or act hereunder.

8.7.        Entire Agreement.  This Agreement (including the Exhibits, Annexes and Schedules hereto, which are hereby incorporated herein by reference and deemed part of this Agreement), together with the Ancillary Documents constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, with respect to the subject matter hereof.

8.8.        Remedies.  Except as specifically set forth in this Agreement, any Party having any rights under any provision of this Agreement will have all rights and remedies set forth in this Agreement and all rights and remedies which such party may have been granted at any time under any other contract or agreement and all of the rights which such party may have under any applicable Law.  Except as specifically set forth in this Agreement, any such Party will be entitled to (a) enforce such rights specifically, without posting a bond or other security or proving damages or that monetary damages would be inadequate, (b) to recover damages by reason of a breach of any provision of this Agreement and (c) to exercise all other rights granted by applicable Law.  The exercise of any remedy by a Party will not preclude the exercise of any other remedy by such Party.

8.9.        Dispute Resolution.  Any and all disputes, controversies and claims (other than applications for a temporary restraining order, preliminary injunction, permanent injunction or other equitable relief or an application for enforcement of a resolution under this Section 8.9) arising out of, related to, or in connection with this Agreement or the transactions contemplated hereby (a “Dispute”) shall be governed by this Section 8.9.  A Party must, in the first instance, provide written notice of any Disputes to the other parties subject to such Dispute, which notice must provide a reasonably detailed description of the matters subject to the Dispute.  The parties involved in such Dispute shall seek to resolve the Dispute on an amicable basis within ten (10) Business Days of the notice of such Dispute being received by such other parties subject to such Dispute (the “Resolution Period”); provided, that if any Dispute would reasonably be expected to have become moot or otherwise irrelevant if not decided within sixty (60) days after the occurrence of such Dispute, then there shall be no Resolution Period with respect to such Dispute.  Any Dispute that is not resolved during the Resolution Period may immediately be referred to and finally resolved by arbitration pursuant to the then-existing Expedited Procedures of the Commercial Arbitration Rules (the “AAA Procedures”) of the American Arbitration Association (the “AAA”).  Any Party involved in such Dispute may submit the Dispute to the AAA to commence the proceedings after the Resolution Period.  To the extent that the AAA Procedures and this Agreement are in conflict, the terms of this Agreement shall control.  The arbitration shall be conducted by one arbitrator nominated by the AAA promptly (but in any event within three (3) Business Days) after the submission of the Dispute to the AAA and reasonably acceptable to each Party subject to the Dispute, which arbitrator shall be a commercial lawyer with substantial experience arbitrating disputes under acquisition agreements.  The arbitrator shall accept his or her appointment and begin the arbitration process promptly (but in any event within three (3) Business Days) after his or her nomination and acceptance by the parties subject to the Dispute.  The proceedings shall be streamlined and efficient.  The arbitrator shall decide the Dispute in accordance with the substantive law of the state of New York.  Time is of the essence.  Each Party shall submit a proposal for resolution of the Dispute to the arbitrator within ten (10) Business Days after confirmation of the appointment of the arbitrator.  The arbitrator shall have the power to order any Party to do, or to refrain from doing, anything consistent with this Agreement, the Ancillary Documents and applicable Law, including to perform its contractual obligation(s); provided, that the arbitrator shall be limited to ordering pursuant to the foregoing power (and, for the avoidance of doubt, shall order) the relevant Party (or Parties, as applicable) to comply with only one or the other of the proposals.  The arbitrator’s award shall be in writing and shall include a reasonable explanation of the arbitrator’s reason(s) for selecting one or the other proposal.  The seat of arbitration shall be in the State of New York, County of New York.  The language of the arbitration shall be English.

8.10.      Governing Law; Jurisdiction; Waiver of Jury Trial.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York (without giving effect to its choice of law principles that would result in the applications of the laws of a jurisdiction other than the State of New York).  Subject to Section 8.9, or purposes of any Action arising out of or in connection with this Agreement or any transaction contemplated hereby, each of the Parties hereto (a) irrevocably submits to the exclusive jurisdiction and venue of any state or federal court located within New York County, State of New York (or in any court in which appeal from such courts may be taken), (b) agrees that service of any process, summons, notice or document by Canadian or U.S. registered mail to such Party’s respective address set forth in Section 8.2 shall be effective service of process for any Action with respect to any matters to which it has submitted to jurisdiction in this Section 8.10, (c) waives and covenants not to assert or plead, by way of motion, as a defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of such court, that the Action is brought in an inconvenient forum, that the venue of the Action is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court, and hereby agrees not to challenge such jurisdiction or venue by reason of any offsets or counterclaims in any such Action, and (d) waives any bond, surety or other security that might be required of any other Party with respect thereto.  Each Party hereto agrees that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law or in equity.  The parties hereto hereby knowingly, voluntarily and intentionally waive the right any may have to a trial by jury in respect to any litigation based hereon, or arising out of, under, or in connection with this Agreement and any agreement contemplated to be executed in connection herewith, or any course of conduct, course of dealing, statements (whether verbal or written) or actions of any party in connection with such agreements, in each case whether now existing or hereafter arising and whether sounding in tort or contract or otherwise.  Each party hereto acknowledges that it has been informed by the other parties hereto that this Section 8.10 constitutes a material inducement upon which they are relying and will rely in entering into this Agreement.  Any party hereto may file an original counterpart or a copy of this Section 8.10 with any court as written evidence of the consent of each such party to the waiver of its right to trial by jury.

8.11.      Interpretation.  The table of contents and the headings and subheadings of this Agreement are for reference and convenience purposes only and in no way modify, interpret or construe the meaning of specific provisions of the Agreement.  In this Agreement, unless the context otherwise requires: (i) whenever required by the context, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (ii) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (iii) any accounting term used and not otherwise defined in this Agreement or any Ancillary Document has the meaning assigned to such term in accordance with GAAP; (iv) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (v) the words “herein,” “hereto,” and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular Section or other subdivision of this Agreement; (vi) the word “if” and other words of similar import when used herein shall be deemed in each case to be followed by the phrase “and only if”; (vii) the term “or” means “and/or”; (viii) reference to “dollars” or “$” shall mean United States Dollars; (ix) reference to any statute includes any rules and regulations promulgated thereunder; (x) any agreement, instrument, insurance policy, Law or Order defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, insurance policy, Law or Order as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes, regulations, rules or orders) by succession of comparable successor statutes, regulations, rules or orders and references to all attachments thereto and instruments incorporated therein; and (xi) except as otherwise indicated, all references in this Agreement to the words “Section,” “Article”, “Schedule”, “Exhibit” and “Annex” are intended to refer to Sections, Articles, Schedules, Exhibits and Annexes to this Agreement.

8.12.      Mutual Drafting.  The parties acknowledge and agree that: (a) this Agreement and the Ancillary Documents are the result of negotiations between the parties and will not be deemed or construed as having been drafted by any one party, (b) each Party and its counsel have reviewed and negotiated the terms and provisions of this Agreement (including any, Exhibits, Annexes and Schedules attached hereto) and the Ancillary Documents and have contributed to their revision, (c) the rule of construction to the effect that any ambiguities are resolved against the drafting party will not be employed in the interpretation of this Agreement or the Ancillary Documents, and (d) neither the drafting history nor the negotiating history of this Agreement or the Ancillary Documents may be used or referred to in connection with the construction or interpretation thereof.

8.13.      Counterparts.  This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.  A photocopy, faxed, scanned and/or emailed copy of this Agreement or any Ancillary Document or any signature page to this Agreement or any Ancillary Document, shall have the same validity and enforceability as an originally signed copy.  This Agreement and the Ancillary Documents may be accepted, executed or agreed to through the use of an electronic signature in accordance with the Electronic Signatures in Global and National Commerce Act, Title 15, United States Code, Sections 7001 et seq., the Uniform Electronic Transaction Act and any applicable state Law. Any document accepted, executed or agreed to in conformity with such Laws will be binding on each party as if it were physically executed.

8.14.     Attorney-Client Privilege.  IN THIS AGREEMENT, FROM AND AFTER THE CLOSING, (I) ALL COMMUNICATIONS PRIOR TO THE CLOSING BETWEEN ANY AMERI COMPANY OR ANY OF ITS REPRESENTATIVES, ON ONE HAND, AND SHEPPARD, MULLIN, RICHTER & HAMPTON LLP (THE “COMPANY’S COUNSEL”) OR WEINBERG ZAREH MALKIN PRICE LLP  (THE “SPECIAL COMMITTEE’S COUNSEL”), ON THE OTHER HAND, RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (A “PRE-CLOSING TRANSACTION COMMUNICATION”), SHALL BE DEEMED TO BE ATTORNEY-CLIENT CONFIDENCES THAT BELONG SOLELY TO THE MEMBERS OF THE COMPANY’S BOARD OF DIRECTORS AS OF IMMEDIATELY PRIOR TO THE CLOSING (THE “TRANSACTION BOARD MEMBERS”), (II) NEITHER BUYER NOR ANY OF ITS REPRESENTATIVES SHALL HAVE ACCESS TO ANY SUCH PRE-CLOSING TRANSACTION COMMUNICATIONS, OR TO ANY OF THE FILES OR OTHER DOCUMENTS DELIVERED OR PREPARED IN CONNECTION THEREWITH, (III) THE TRANSACTION BOARD MEMBERS SHALL BE THE SOLE HOLDERS OF THE ATTORNEY-CLIENT PRIVILEGE WITH RESPECT TO SUCH PRE-CLOSING TRANSACTION COMMUNICATIONS, AND NONE OF THE AMERI COMPANIES, BUYER NOR ANY OF THEIR RESPECTIVE REPRESENTATIVES SHALL BE A HOLDER THEREOF, (IV) TO THE EXTENT THAT ANY FILES OF COMPANY’S COUNSEL OR SPECIAL COMMITTEE’S COUNSEL IN RESPECT OF ANY PRE-CLOSING TRANSACTION COMMUNICATION CONSTITUTE PROPERTY OF THE CLIENT THEREOF, ONLY TRANSACTION BOARD MEMBERS SHALL HOLD SUCH PROPERTY RIGHTS THERETO, AND (V) UNLESS DIRECTED TO DO SO BY THE TRANSACTION BOARD MEMBERS OR BY A COURT OF COMPETENT JURISDICTION OR OTHER GOVERNMENTAL AUTHORITY (AND THEN IN EACH CASE ONLY TO THE EXTENT OF SUCH DIRECTION), COMPANY’S COUNSEL AND SPECIAL COMMITTEE’S COUNSEL SHALL NOT HAVE ANY DUTY WHATSOEVER TO REVEAL OR DISCLOSE ANY SUCH PRE-CLOSING TRANSACTION COMMUNICATIONS OR RELATED FILES TO ANY AMERI COMPANY OR BUYER OR ANY OF THEIR RESPECTIVE REPRESENTATIVES BY REASON OF ANY ATTORNEY-CLIENT RELATIONSHIP BETWEEN COMPANY’S COUNSEL OR SPECIAL COMMITTEE’S COUNSEL, ON THE ONE HAND, AND ANY AMERI COMPANY, ON THE OTHER HAND.

[Remainder of Page Intentionally Left Blank; Signatures Appear on Following Page]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first written above.

Buyer:

AMERI100 INC

By:	/s/ Dev Nhidi
Name:	Dev Nhidi
Title:	President

Seller:

AMERI HOLDINGS, INC.

By:	/s/ Barry Kostiner
Name:	Barry Kostiner
Title:	Chief Financial Officer

{Signature Page to Share Purchase Agreement}

ANNEX I

Definitions

1.           Certain Defined Terms.  As used in the Agreement, the following terms shall have the following meanings:

“Action” means any notice of noncompliance or violation, or any claim, demand, charge, action, suit, litigation, audit, settlement, complaint, stipulation, assessment or arbitration, or any request (including any request for information), inquiry, hearing, proceeding or investigation, by or before any Governmental Authority.

“Affiliate” has the meaning set forth in Rule 12b-2 of the regulations under the Securities Exchange Act of 1934, as amended.

“Ameri Company” means any of the Company or any of the other Subsidiaries of Seller.

“Ancillary Documents” means each agreement, instrument or document attached hereto as an Exhibit, including the Make Whole Letters, the Buyer Charter Amendment, the Buyer Bylaw Amendment, the Buyer Preferred Stock CoD and the Seller Amended Preferred Stock CoD, and the other agreements, certificates and instruments to be executed or delivered by any of the parties hereto in connection with or pursuant to this Agreement.

“Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA, including any: (a) non-qualified deferred compensation or retirement plan or arrangement (whether or not funded or registered); (b) qualified defined contribution retirement plan or arrangement which is an employee pension benefit plan (as defined in Section 3(2) of ERISA); (c) qualified defined benefit retirement plan or arrangement which is an employee pension benefit plan (including any “multiemployer plan” (as defined in Section 3(37) of ERISA); (d) “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), or fringe benefit plan or program; and (e) stock purchase, stock ownership, phantom stock, restricted stock, stock appreciation right, phantom unit, restricted unit, stock option, severance pay, termination pay, employment, change in control, vacation pay, company awards, salary continuation, disability, sick leave, cafeteria, deferred compensation, excess benefit, bonus, incentive, commissions or other compensation, life insurance, or other employee benefit plan, agreement, program, policy or other arrangement, whether or not subject to ERISA or other applicable Law, whether for the benefit of one individual or more than one individual, whether written or oral, in each case, sponsored, administered, maintained or contributed to (or required to be contributed to) by any Ameri Company or any ERISA Affiliate thereof, or to which any Ameri Company or any ERISA Affiliate is a party or has or may have current or future Liabilities.

“Business Day” means any day that is not a Saturday, Sunday or any other day on which banks are required or authorized by Law to be closed in New York City, New York.

“Code” means the Internal Revenue Code of 1986 and any successor statute thereto, as amended.  Reference to a specific section of the Code shall include such section, any valid regulation promulgated thereunder, and any comparable provision of any future legislation amending, supplementing or superseding such section.

“Confidential Information” means the terms and provisions of this Agreement any information concerning the business and affairs of any Ameri Company or Buyer or their respective Affiliates that is not generally available to the public, including know-how, trade secrets, customer lists, details of customer or consultant contracts, pricing policies, operational methods and marketing plans or strategies, and any information disclosed to any Ameri Company or Buyer or their respective Affiliates by third parties to the extent that they have an obligation of confidentiality in connection therewith; provided, however, that “Confidential Information” shall not include any information which, at the time of disclosure by Seller or its Representatives, is generally available publicly  not due to a breach of this Agreement by Seller or its Representatives.

“Contract” means any contract, agreement, binding arrangement, commitment or understanding, bond, note, indenture, mortgage, debt instrument, license (or any other contract, agreement or binding arrangement concerning Intellectual Property), franchise, lease or other instrument or obligation of any kind, written or oral (including any amendments or other modifications thereto).

“Copyrights” means all works of authorship, mask works and all copyrights therein, including all renewals and extensions, copyright registrations and applications for registration and renewal, and non-registered copyrights.

“Enforceability Exceptions” means bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

“Environmental Condition” means any contamination or damage to the environment caused by or relating to the use, handling, storage, treatment, recycling, generation, transportation, release, spilling, leaching, pumping, pouring, emptying, discharging, injection, escaping, disposal, dumping or threatened release of Hazardous Materials by any Person.  With respect to claims by employees or other third parties, Environmental Condition also includes the exposure of Persons to amounts of Hazardous Materials.

“Environmental Laws” means all Laws relating to pollution or protection of the environment, natural resources and health, safety and fire prevention, including those relating to emissions, discharges, releases or threatened releases of Hazardous Material into the environment (including ambient air, surface water, groundwater or land), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Material.

“Environmental Permits” means all permits, approvals, agreements, identification numbers, licenses and other authorizations required under any applicable Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974 and any successor statute thereto, as amended.  Reference to a specific section of ERISA shall include such section, any valid regulation promulgated thereunder, and any comparable provision of any future legislation amending, supplementing or superseding such section.

“ERISA Affiliate” means any Person who is, or at any time was, a member of a controlled group (within the meaning of Section 414(b), (c), (m) or (o) of the Code that includes, or at any time included, an Ameri Company or any Affiliate thereof, or any predecessor of any of the foregoing.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Party” means any Person or group of Persons from whom the Seller or any of its Representatives has received prior to the No-Shop Period Start Date a written Seller Acquisition Proposal that the Seller Board determines in good faith such determination to be made no later than two (2) Business Days after the No-Shop Period Start Date), after consultation with outside counsel and its financial advisors, is or would reasonably be expected to result in a Superior Proposal; provided, such Person or group of Persons will no longer be an Excluded Party if at any time it revokes or abandons its Seller Acquisition Proposal, or if such Seller Acquisition Proposal at any time no longer constitutes, or would not reasonably be expected to result in, a Superior Proposal.

“GAAP” means United States generally accepted accounting principles applied on a consistent basis.

“Governing Documents” means, with respect to any entity, its certificate of incorporation, certificate of formation or similar charter document and its bylaws, articles, operating agreement or similar governing document.

“Governmental Authority” means any federal, provincial, state, local, foreign or other governmental, quasi-governmental or administrative body, instrumentality, department or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.  The term “Governmental Authority” includes any Person acting on behalf of a Governmental Authority.

“Hazardous Material” means (a) all substances, materials, chemicals, compounds, pollutants or wastes regulated by, under or pursuant to any Environmental Laws; and (b) asbestos, petroleum, any fraction or product of crude oil or petroleum, radioactive materials and polychlorinated biphenyls.

“Indebtedness” means, without duplication, (a) the outstanding principal of, and accrued and unpaid interest on, all bank or other third party indebtedness for borrowed money of any Ameri Company, including indebtedness under any bank credit agreement and any other related agreements and all obligations of any Ameri Company evidenced by notes, debentures, bonds or other similar instruments for the payment of which any Ameri Company is responsible or liable, (b) all obligations of any Ameri Company for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, that has been drawn or claimed against, (c) all obligations of any Ameri Company issued or assumed for deferred purchase price payments, (d) all obligations of an Ameri Company under leases required to be capitalized in accordance with GAAP, (e) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by any Ameri Company, whether periodically or upon the happening of a contingency, (f) all obligations of any Ameri Company secured by a Lien (other than a Permitted Lien) on any asset of any Ameri Company, whether or not such obligation is assumed by an Ameri Company, (g) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any Indebtedness and (h) all obligation described in clauses (a) through (g) above of any other Person which is directly or indirectly guaranteed by any Ameri Company or which any Ameri Company has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss.

“Intellectual Property” means all of the following, including any applications to register any of the following, as they exist in any jurisdiction throughout the world: (a) Patents; (b) Trademarks; (c) Copyrights; (d) Trade Secrets; (e) all domain name and domain name registrations, web sites and web pages and related rights, registrations, items and documentation related thereto; (f) Software; (g) rights of publicity and privacy, and moral rights; and (h) all licenses, sublicenses, permissions, and other agreements related to the preceding property.

“Knowledge” means: (i) with respect to Seller, the actual present knowledge of a particular matter by any executive officer or director of Seller, and the knowledge that any such Person would reasonably be expected to have if diligently performing their duties on behalf of the Ameri Companies; and (ii) with respect to Buyer, the actual present knowledge of a particular matter by any of the directors or executive officers of Buyer, without independent inquiry.

“Law” means any federal, state, local, municipal, foreign or other law, statute, legislation, principle of common law, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, directive, requirement, writ, injunction, settlement, Permit or Order that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Liabilities” means any and all debts, liabilities and obligations of any nature whatsoever, whether accrued or fixed, absolute or contingent, mature or unmatured or determined or determinable, including those arising under any Law, Action, Order or Contract.

“Lien” means any interest (including any security interest), pledge, mortgage, lien, encumbrance, charge, claim or other right of third parties, including any spousal interests (community or otherwise), whether created by law or in equity, including any such restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

“Material Adverse Effect” means any event, fact, condition, change, circumstance, occurrence or effect, which, either individually or in the aggregate with all other events, facts, conditions, changes, circumstances, occurrences or effects, (a) has had, or would reasonably be expected to have, a material adverse effect on the business, properties, prospects, assets, Liabilities, condition (financial or otherwise), operations, licenses or other franchises or results of operations of any Ameri Company or the Purchased Shares, or (b) does or would reasonably be expected to materially impair or delay the ability of Seller to perform its obligations under this Agreement and the Ancillary Documents or to consummate the transactions contemplated hereby and thereby; provided, however, that for purposes of clause (a) above, a Material Adverse Effect will not include any adverse effect or change resulting from any change, circumstance or effect relating to (A) the economy in general, (B) securities markets, regulatory or political conditions in the United States (including terrorism or the escalation of any war, whether declared or undeclared or other hostilities), (C) changes in applicable Laws or GAAP or the application or interpretation thereof, (D) with respect to the each Ameri Company and Seller, the industries in which such Ameri Company or Seller primarily operates and not specifically relating to such Ameri Company or (E) a natural disaster (provided, that in the cases of clauses (A) through (E), the applicable Ameri Company is not disproportionately affected by such event as compared to other similar companies and businesses in similar industries and geographic regions as such Ameri Company).

“Order” means any order, writ, rule, judgment, injunction, decree, stipulation, determination or award that is or has been made, entered, rendered or otherwise put into effect by, with or under the authority of any Governmental Authority.

“Ordinary Course of Business” means, with respect to a Person, an action taken by such Person if (a) such action is recurring in nature, is consistent with the past practices of the Person and is taken in the ordinary course of the normal day-to-day operations of the Person; and (b) such action is not required to be authorized by the equity holders of such Person, the board of directors (or equivalent) of such Person or any committee of the board of directors (or equivalent) of such Person and does not require any other special authorization of any nature.  Unless the context or language herein requires otherwise, each reference to Ordinary Course of Business will be deemed to be a reference to Ordinary Course of Business of an Ameri Company.

“Patents” means all patents, patent applications and the inventions, designs and improvements described and claimed therein, patentable inventions, and other patent rights (including any divisionals, continuations, continuations-in-part, substitutions, or reissues thereof, whether or not patents are issued on any such applications and whether or not any such applications are amended, modified, withdrawn, or refiled).

“Permit” means any federal, state, local, foreign or other third-party permit, grant, easement, consent, approval, authorization, exemption, license, franchise, concession, ratification, permission, clearance, confirmation, endorsement, waiver, certification, designation, rating, registration or qualification that is or has been issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or other Person.

“Permitted Liens” means any (a) statutory Liens of landlords, carriers, warehousemen, mechanics and materialmen and other similar Liens imposed by Law in the Ordinary Course of Business for sums not yet due and payable; and (b) Liens for current taxes not yet due and payable.

“Person” shall include any individual, trust, firm, corporation, limited liability company, partnership, Governmental Authority or other entity or association, whether acting in an individual, fiduciary or any other capacity.

“Personal Property” means all of the machinery, equipment, tools, vehicles, furniture, leasehold improvements, office equipment, plant, spare parts, and other tangible personal property which are owned, used or leased by any Ameri Company and used or useful, or intended for use, in the conduct or operations of an Ameri Company’s business.

“Representative” means, as to any Person, such Person’s Affiliates and its and their managers, directors, officers, employees, agents and advisors (including financial advisors, counsel and accountants).

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller Acquisition Proposal” means a written proposal or offer from any Person (other than Buyer and its subsidiaries) providing for, in a single transaction or a series of transactions, any (i) merger, consolidation, share exchange, business combination, recapitalization or similar transaction involving the Seller or any of its Subsidiaries, pursuant to which any such Person would own or control, directly or indirectly, twenty percent (20%) or more of the voting power of the Seller, (ii) sale, lease, license, dissolution or other disposition, directly or indirectly, of assets of the Seller (including the Ameri Companies), (iii) issuance or sale or other disposition of equity interests representing twenty percent (20%) or more of the ownership interests of the Seller, (iv) tender offer, exchange offer or any other transaction in which any person will acquire, directly or indirectly, beneficial ownership or the right to acquire beneficial ownership of equity interests representing twenty percent (20%) or more of the ownership interests of the Seller or (v) a combination of any of the foregoing.

“Seller Stockholder Approval” means the approval of the stockholders of Seller of this Agreement and the Ancillary Documents and the Purchase and the other Transactions by a majority of the votes cast in the proposal set forth in the Proxy Statement.

“Software” means all computer software, including all source code, object code, and documentation related thereto and all software modules, assemblers, applets, compilers, flow charts or diagrams, tools and databases.

“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof.  For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons will be allocated a majority of partnership, association or other business entity gains or losses or will be or control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity.  Unless the context otherwise requires, any reference to a Subsidiary in this Agreement will mean a Subsidiary of Seller.

“Superior Proposal” means a written Seller Acquisition Proposal (provided, that for purposes of this definition references to twenty percent (20%) in the definition of “Seller Acquisition Proposal” shall be deemed to be references to fifty percent (50%)) that was not solicited in violation of Section 5.9, and which the Seller Board determines in its good faith judgment after consultation with its outside counsel and its financial advisors (i) to be reasonably likely to be consummated in accordance with its terms if accepted and (ii) to be more favorable to the Seller’s stockholders than the Purchase and the other Transactions, in each case, taking into account at the time of determination all relevant circumstances, including the various legal, financial and regulatory aspects of the proposal, all the terms and conditions of such proposal and this Agreement (including the requirement to pay the Termination Fee hereunder) and any changes to the terms of this Agreement offered by Buyer in response to such Seller Acquisition Proposal pursuant to Section 5.9(f).

“Tax” means any federal, provincial, state, local or foreign income, gross receipts, license, payroll, parking, employment, excise, social services, severance, stamp, occupation, premium, windfall profits, environmental, natural resources, customs duties, capital stock, franchise, profits, withholding, social security (or similar), payroll, unemployment, disability, real property, personal property, goods and services, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated tax, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not, including such item for which Liability arises from the application of U.S. Treasury Regulation 1.1502-6 under the Code, as a transferee or successor-in-interest, by contract or otherwise, and any Liability assumed or arising as a result of being, having been, or ceasing to be a member of any Affiliated Group (as defined in Section 1504(a) of the Code) (or being included or required to be included in any Tax Return relating thereto) or as a result of any Tax indemnity, Tax sharing, Tax allocation or similar Contract.

“Tax Return” means any return, report, information return, schedule, certificate, statement or other document (including any related or supporting information) filed or required to be filed with a Taxing Authority in connection with any Tax, or, where none is required to be filed with a Taxing Authority, the statement or other document issued by a Taxing Authority in connection with any Tax.

“Taxing Authority” means any Governmental Authority responsible for the imposition or collection of any Tax.

“Trademarks” means, as they exist in any jurisdiction throughout the world, all trademarks, service marks, trade dress, trade names, brand names, Internet domain names, designs, logos, or corporate/company names (including, in each case, the goodwill associated therewith), whether registered or unregistered, and all registrations and applications for registration and renewal thereof.

“Trade Secrets” means, as they exist in any jurisdiction throughout the world, any trade secrets, confidential business information, concepts, ideas, designs, research or development information, processes, procedures, techniques, technical information, specifications, operating and maintenance manuals, engineering drawings, methods, know-how, data, mask works, discoveries, inventions, modifications, extensions, improvements, and other proprietary rights (whether or not patentable or subject to copyright, trademark, or trade secret protection).

“Transaction Bonuses” means the aggregate of all amounts payable as a result of the change in control of any Ameri Company or as a result of the sale of the Purchased Shares or other similar provisions contained in any agreements binding upon any Ameri Company, including all bonuses and severance payments, retention obligations for retention agreements entered into in contemplation of a potential change of control of any Ameri Company or the sale of the Purchased Shares, termination payments to consultants or independent contractors and any settlement of any such bonus or severance payment obligations, obligations related to terminated equity options, or obligations related to terminated equity appreciation, phantom equity, profit participation and/or similar rights entered into by any Ameri Company at or prior to the Closing, and including any Ameri Company’s portion of any withholding Taxes on such amounts.

“Transaction Expenses” means the aggregate of (i) all fees, commissions, costs and expenses incurred by or on behalf of Seller or any Ameri Company in connection with the negotiation, execution or performance of this Agreement or the Ancillary Documents or the consummation of the transactions contemplated hereby or thereby (or incurred in connection with the transactions hereunder or thereunder) including any of the foregoing payable to legal counsel, accountants, investment bankers, financial advisors, brokers, finders, or consultants, and (ii) any Transfer Taxes, whether such Taxes are assessed initially against Buyer, Seller, any Ameri Company or any of their respective Affiliates.

2.           Other Defined Terms.  The following capitalized terms, as used in the Agreement, have the respective meanings given to them in the Section as set forth below adjacent to such terms:

Term	Section
AAA	8.9
AAA Procedures	8.9
Acceptable Confidentiality Agreement	5.9(a)
Alternative Acquisition Agreement	5.9(c)
Agreement	Preamble
Bank Account	3.24
Buyer	Preamble
Buyer Bylaw Amendment	2.3(d)
Buyer Charter Amendment	2.3(d)
Buyer Indemnified Parties	6.2
Buyer Knowledge Party	6.7
Buyer Material Adverse Effect	4.1
Buyer Preferred Stock	1.2
Buyer Preferred Stock CoD	2.3(e)
Buyer Shares	3.27(a)
Term	Section
Change of Recommendation	5.9(f)
Closing	2.1
Closing Date	2.1
Company	Recitals
Company Software	3.13(b)
Company’s Counsel	8.14
Converted Debt Holder	Recitals
Dispute	8.9
Exchange Agreement	Recitals
Indemnified Person	5.12(a)
Indemnitee	6.4(a)
Indemnitor	6.4(a)
Interim Period	5.8
Intervening Event	5.9(f)
Leased Premises	3.12
Leases	3.12

Term	Section
Licensed IP	3.13(c)
Loss	6.2
Make Whole Letter	Recitals
Merger Agreement	Recitals
No-Shop Period Start Date	5.9(a)
Owned IP	3.13(a)
Outside Date	7.1(b)(ii)
Party(ies)	Preamble
Personal Property Leases	3.11
Pre-Closing Transaction Communication	8.14
Proxy Statement	5.11(a)
Public Certifications	3.7(a)
Purchase	Recitals
Purchased Shares	1.1
Reorganization	Recitals
Resolution Period	8.9
SEC Reports	3.7(a)
Seller	Preamble
Seller Amended Preferred Stock CoD	2.4(g)
Term	Section
Seller Board	Recitals
Seller Board Approval	Recitals
Seller Board Recommendation	Recitals
Seller Disclosure Letter	ARTICLE III
Seller Distribution	3.27(a)
Seller Financials	3.7(b)
Seller Indemnified Parties	6.3
Seller Series A Preferred Stock	2.4(g)
Shrink Wrapped Software	3.13(b)
Special Committee	Recitals
Special Committee Approval	Recitals
Special Committee Recommendation	Recitals
Special Committee’s Counsel	8.14
Special Meeting	5.11(a)
Termination Fee	7.2
Top Customers	3.25
Top Suppliers	3.25
Transaction Board Members	8.14
Transactions	Recitals
Transfer Taxes	5.7(e)